Exhibit 4.5

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

March 1, 2022,

among

FACTSET RESEARCH SYSTEMS INC.,

the BORROWING SUBSIDIARIES party hereto,

the LENDERS party hereto

and

PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent
___________________________

PNC CAPITAL MARKETS LLC

and

BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,
as Syndication Agent

HSBC SECURITIES (USA) INC.,
as Managing Agent

TABLE OF CONTENTS

i

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.19A	—	Existing Letters of Credit
Schedule 2.19B	—	LC Commitments
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.07	—	Existing Investments
Schedule 6.08	—	Existing Restrictive Agreements
Schedule 10.01	—	Addresses for Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C-1	—	Form of Borrowing Subsidiary Accession Agreement
Exhibit C-2	—	Form of Borrowing Subsidiary Termination
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Guarantee Agreement
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Swingline Borrowing Request
Exhibit H-1	—	Form of US Tax Compliance Certificate for Foreign Lenders that are not Partnerships for US Federal Income
Exhibit H-2	—	Form of US Tax Compliance Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
Exhibit H-3	—	Form of US Tax Compliance Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
Exhibit H-4	—	Form of US Tax Compliance Certificate for Foreign Lenders that are Partnerships for US Federal Income Tax Purposes
Exhibit I	—	Form of Solvency Certificate

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CREDIT AGREEMENT dated as of March 1, 2022, among FACTSET RESEARCH SYSTEMS INC., a Delaware corporation, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means any Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or series of related transactions, resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of the assets of any business unit, division, product line or line of business of a Person, (b) the acquisition of more than 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).

“Adjusted Daily Simple SOFR” means, with respect to any RFR Borrowing denominated in US Dollars, an interest rate per annum equal to (a) the Daily Simple SOFR plus

(b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero.

“Adjusted Daily Simple SONIA” means, with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple SONIA plus (b) 0.0326%; provided that if the Adjusted Daily Simple SONIA as so determined would be less than zero, such rate shall be deemed to be zero.

“Adjusted EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBO Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Adjusted Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.

“Administrative Agent” means PNC, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.  Unless the context requires otherwise, the term “Administrative Agent” shall include any branch or Affiliate of PNC or any such successor through which PNC or such successor shall perform any of its obligations in such capacity hereunder or under the other Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreed Currencies” means US Dollars and each Alternative Currency.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning set forth in Section 10.18(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Overnight Bank Funding Rate in effect on such day plus ½ of 1.00% per annum and (c) the Adjusted Daily Simple SOFR as published two US Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum; provided that if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00%.

“Alternative Currency” means Euro and Sterling.

“Alternative Currency Overnight Rate” means, for any day with respect to any currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the principal interbank market for such currency, as such rate is determined by the Administrative Agent or, in the case of any such determination made by it as contemplated hereunder, by any Issuing Bank.

“Ancillary Document” has the meaning set forth in Section 10.06(b).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 (U.K.), as amended, and all other laws, rules and regulations applicable to the Company or any of its Subsidiaries relating to bribery or corruption.

“Anti-Money Laundering Laws” means any laws, rules and regulations applicable to the Company or any of its Subsidiaries relating to the prevention of terrorism or money laundering, including the USA PATRIOT Act, Executive Order 13224 and applicable OFAC rules and regulations.

“Applicable Creditor” has the meaning set forth in Section 10.18(b).

“Applicable Percentage” means at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time.  If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to Revolving Commitment Fees, or with respect to any Term Loan, Revolving Loan or Swingline Loan that is an ABR Loan, a Term Benchmark Loan or an RFR Loan, the applicable rate per annum set forth below under the applicable caption “Revolving Commitment Fees”, “ABR Loans” or “Term Benchmark/RFR Loans”, as the case may be, determined by reference to the numerically lower of (a) the Pricing Category corresponding to the Applicable Ratings in effect at such time and (b) the Pricing Category corresponding to the Leverage Ratio as of the end of the most recent Test Period; provided that, if the Pricing Categories referred to in clauses (a) and (b) differ by two or more levels, then the Applicable Rate shall be determined by reference to the Pricing Category one level above that corresponding to the lower of the Pricing Categories referred to in clauses (a) and (b); provided further that, for purposes of determining the Applicable Rate, prior to the date on which the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b) and the related Compliance Certificate pursuant to Section 5.01(c) are required to be delivered to the Administrative Agent for the first Fiscal Quarter or Fiscal Year ended after the Effective Date, the Leverage Ratio shall be deemed to be in the Pricing Category 2.

Pricing Category	Applicable Ratings (Moody’s/S&P/Fitch)	Leverage Ratio	Revolving Commitment Fees (per annum)	Term Benchmark/ RFR Loans (per annum)	ABR Loans (per annum)
Category 1	Baa1/BBB+/BBB+ or higher	< 1.50:1.00	0.100%	0.875%	0.000%
Category 2	Baa2/BBB/BBB	≥ 1.50:1.00 and <2.00:1.00	0.125%	1.000%	0.000%
Category 3	Baa3/BBB-/BBB-	≥ 2.00:1.00 and <3.00:1.00	0.150%	1.250%	0.250%
Category 4	Ba1/BB+/BB+	≥ 3.00:1.00 and <3.50:1.00	0.200%	1.375%	0.375%
Category 5	Ba2/BB/BB or lower	≥ 3.50:1.00	0.250%	1.625%	0.625%

For purposes of the foregoing, (a) if the Applicable Ratings assigned by Moody’s, S&P and Fitch shall fall within different Pricing Categories, then (i) if three Applicable Ratings are in effect, either (A) if two of the three Applicable Ratings are in the same Pricing Category, such Pricing Category shall be the applicable Pricing Category based on the Applicable Ratings or (B) if all three of the Applicable Ratings are in different Pricing Categories, the Pricing Category corresponding to the middle Applicable Rating shall be the applicable Pricing Category based on the Applicable Ratings and (ii) if only two Applicable Ratings are in effect, the applicable Pricing Category based on the Applicable Ratings shall be the Pricing Category in which the higher of the Applicable Ratings shall fall unless the Applicable Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category based on the Applicable Ratings shall be the Pricing Category one level below that corresponding to the higher Applicable Rating, (b) if any of Moody’s, S&P and Fitch shall not have an Applicable Rating in effect, then (i) if only one rating agency shall not have an Applicable Rating in effect, the applicable Pricing Category based on the Applicable Ratings shall be determined by reference to the remaining two effective Applicable Ratings as set forth above and (ii) if only one rating agency shall have an Applicable Rating in effect, the applicable Pricing Category based on the Applicable Ratings shall be based on such Applicable Rating, (c) subject to the next following sentence, if none of Moody’s, S&P or Fitch shall have an Applicable Rating in effect, the applicable Pricing Category shall be based solely on the Leverage Ratio, and (d) if any Applicable Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective on the first Business Day following the date on which it is first publicly announced by the applicable rating agency making such change. If the rating system of any of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Applicable Ratings from such rating agency and, pending the effectiveness of any such amendment, the Pricing Category based on the Applicable Ratings shall be determined based on the remaining Applicable Ratings (or, if there shall be no remaining Applicable Rating, the applicable Pricing Category shall be based solely on the Leverage Ratio).

Each change in the applicable Pricing Category (as corresponding to the Leverage Ratio) resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day following, the date on which the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b) and the related Compliance Certificate pursuant to Section 5.01(c) are required to be delivered to the Administrative Agent for any Fiscal Quarter or Fiscal Year, to the extent such financial statements and Compliance Certificate indicate any such change, and ending on the date immediately preceding the effective date of the next such change; provided that if the Company shall not have timely delivered its consolidated financial statements pursuant to Section 5.01(a) or 5.01(b), as applicable, and the related Compliance Certificate pursuant to Section 5.01(c), commencing on the date which is the later of the dates upon which such financial statements or Compliance Certificate should have been so delivered and continuing until such financial statements or Compliance Certificate, as applicable, are actually delivered, the Leverage Ratio shall be deemed to be in Pricing Category 5.

“Applicable Ratings” means, with respect to Moody’s, S&P or Fitch, (a) the Senior Unsecured Rating of such rating agency and (b) if and only if such rating agency does not have in effect a Senior Unsecured Rating, the Corporate Rating of such rating agency.

“Approved Fund” means any Person (other than a natural person and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means PNC Capital Markets LLC and BofA Securities, Inc., in their capacities as the joint lead arrangers and joint bookrunners for the Revolving Facility and the Term Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 10.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, (a) if the then-current Benchmark for such Agreed Currency is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark for such Agreed Currency, as applicable, pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for Daily Simple SOFR and Daily Simple SONIA is one month.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Provider” means any provider of Designated Cash Management Obligations or Designated Hedge Obligations.

 “Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the applicable Relevant Rate for Loans denominated in such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).  Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “US Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, a date and time determined by the Administrative Agent and the Company, which date shall be at the end of an Interest Period, if applicable, and no later than, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11(b) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Loans of the same Class, Type and currency made, converted or continued on the same date and to the same Borrower and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000 and (c) in the case of a Borrowing denominated in Sterling, £1,000,000.

“Borrowing Request” means a request by or on behalf of a Borrower for a Term Borrowing or Revolving Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means each Subsidiary that has become a Borrowing Subsidiary pursuant to Section 2.21(a), other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.21(b).

“Borrowing Subsidiary Accession Agreement” means a Borrowing Subsidiary Accession Agreement, substantially the form of Exhibit C‑1, duly executed by the Company and the applicable Subsidiary and accepted by the Administrative Agent, pursuant to which such Subsidiary agrees to become a Borrowing Subsidiary and agrees to be bound by the terms and conditions hereof.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination, substantially in the form of Exhibit C-2, duly executed by the Company.

“Broker Dealer Subsidiary” means any Subsidiary registered or regulated as a broker or dealer with or by the SEC, the Financial Industry Regulatory Authority or any other applicable Governmental Authority, whether domestic or foreign.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with any direct or indirect calculation or determination of, or is used in connection with any interest rate settings, fundings, disbursements, settlements, payments or other dealings with respect to (a) any EURIBOR Loan, the term “Business Day” shall also exclude any day which is not a TARGET Day, (b) any SONIA Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in London and (c) any Term SOFR Loan or Daily Simple SOFR Loan, the term “Business Day” shall also exclude any day on which SOFR is not published by the SOFR Administrator on the SOFR Administrator’s Website.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP and subject to Section 1.04(a), is accounted for as a capital lease on the balance sheet of such Person. The amount of obligations with respect to any Capital Lease shall be the amount thereof recorded as a liability on the balance sheet of such Person prepared in conformity with GAAP and subject to Section 1.04(a).

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that “Capital Stock” shall not include any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the United States or the United Kingdom or (ii) issued by any agency or instrumentality of the United States or the United Kingdom, the obligations of which are backed by the full faith and credit of the United States or the United Kingdom, in each case, maturing within one year after such date and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any State (or similar) of the United States or the United Kingdom or any political subdivision or any public instrumentality thereof or by any other foreign government, in each case, maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least F2 from Fitch or at least P-2 from Moody’s (or, if at any time none of S&P, Fitch or Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P, at least F2 from Fitch or at least P-2 from Moody’s (or, if at any time none of S&P, Fitch or Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or banker’s acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the United States, any State thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than US$100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities, maturing not more than 18 months from the date of purchase, rated at least AA by S&P, AA by Fitch or Aa by Moody’s, (f) with respect to any Foreign Subsidiary of the Company, the approximate equivalent of any of clauses (a) through (e) above in any country in which such Foreign Subsidiary is organized or maintains deposit accounts and (g) other investments classified as “cash” or “cash equivalents” in conformity with GAAP and made in accordance with the Company’s investment policy.

“Cash Management Services” means cash management and related services provided to the Company or any Subsidiary, including treasury, depository, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, debit cards, stored value cards and commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) arrangements.

“CFC” means any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code), but only if a Loan Party or a US Person that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Code) described in Section 951(a)(1) of the Code.

“CFC Holding Company” means each Subsidiary that has no material assets other than assets that consist of Capital Stock or indebtedness (as determined for US tax purposes) in one or more CFCs or CFC Holding Companies.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Company or any Subsidiary and any Person acting as the trustee, agent or other fiduciary or administrator therefor and (ii) any underwriter in connection with any offering of Capital Stock), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all the issued and outstanding Voting Capital Stock in the Company or (b) the occurrence of any “Change of Control” with respect to the Company under and as defined in the Indenture.  For purposes of this definition, a “person” or “group” shall not be deemed to beneficially own Capital Stock subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Charge” means any loss, charge, fee, expense, cost, accrual or reserve of any kind.

“CIP Regulations” has the meaning set forth in Article VIII.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Commitment or a Term Commitment.

“Commitment Letter” means the Amended and Restated Commitment Letter dated January 21, 2022, among the Company, the Arrangers, the Managing Agent, PNC, Bank of America, N.A. and HSBC Bank USA, National Association.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or any other Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.01, including through the Platform.

“Company” means FactSet Research Systems Inc., a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum for such period of:

(i) consolidated interest expense, determined in conformity with GAAP, and in any event including, without duplication, (A) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (B) any fees and expenses relating to Indebtedness, (C) any costs associated with surety, performance or similar bonds or instruments, (D) any interest capitalized during construction, (E) the interest component of any deferred payment obligation, (F) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (G) any commission, discount and/or other fee or charge owed with respect to any letter of credit, banker’s acceptance or similar instrument, (H) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedging Agreement, (I) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations and (J) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness;

(ii) Taxes paid based on income or capital, and any provision for such Taxes, including federal, state, local, and provincial franchise and similar Taxes and foreign withholding Taxes (including penalties and interest related to any such Tax or arising from any Tax examination with respect to such Taxes);

(iii) depreciation and amortization expense;

(iv) extraordinary Charges;

(v) unusual or non-recurring Charges (as determined in good faith by the Company);

(vi) all noncash Charges, including (A) stock option and other equity-based compensation charges, impairment charges and any write-offs or write-downs of assets and (B) at the Company’s option, contractual rent increases that have not then actually been enacted and the excess of GAAP rent expense over actual cash rent expense paid during such period, but excluding (1) any non-cash Charge that results from an accrual of a reserve for cash Charges to be taken in any future period and (2) an amortization of a prepaid cash expense that was paid and not expensed in a prior period;

(vii) transaction fees, costs and expenses (including rating agency fees), or any amortization thereof, incurred in connection with the Transactions;

(viii) any transaction fees, costs or expenses, or any amortization thereof, incurred in connection with any Acquisition or other Investment, any Disposition, any issuance or offering of Capital Stock or any incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness, in each case, whether or not consummated;

(ix) (A) any Charge attributable to the undertaking and/or implementation of any restructuring initiative, including any business optimization initiative, any cost savings initiative and any operating expense reductions, (B) any transition, integration and similar Charges relating to any Acquisition (including the CUSIP Acquisition) or other Investment or any Disposition and (C) any Charges in connection with the consolidation, exit and/or abandonment of facilities, in each case, including retention and severance costs, costs of relocation of employees, systems or software establishment or development costs, rent termination costs and other contract termination costs, including future lease commitments;

(x) any Charge with respect to any Disposition outside the ordinary course of business;

(xi) the amount of any Charge that is reimbursed or reimbursable by any Person (other than the Company and its Subsidiaries) pursuant to indemnification or reimbursement provisions or similar agreements (including expenses covered by indemnification provisions in connection with any Acquisition or other Investment or any Disposition) or any insurance policy, provided that in the case of any such expected reimbursement, (A) the Company in good faith expects that such reimbursement will be received by the Company or its Subsidiaries during the next four Fiscal Quarters and (B) to the extent any such reimbursement amount is not actually received by the Company or its Subsidiaries during such Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated EBITDA for such Fiscal Quarters;

(xii) the amount of any Charge or deduction that is associated with any Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party in such Subsidiary;

(xiii) any Charge attributable to contingent or deferred payments (including earn-outs, non-compete payments, purchase price adjustments and similar obligations) in connection with any Acquisition or other Investment, including any Charge attributable to the remeasurement of the fair value of any liability recorded with respect thereto;

(xiv) any unrealized losses attributable to the application of “mark to market” accounting in respect of Hedging Agreements;

(xv) any net after-tax loss attributable to the early extinguishment of Indebtedness or obligations under Hedging Agreements;

(xvi) any currency translation losses relating to currency hedges or remeasurements of Indebtedness;

(xvii) the effects of any purchase accounting adjustments (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) relating to the Transactions or any consummated Acquisition or other Investment or the amortization or write-off of any amount thereof; and

(xviii) (A) any Charge attributable to a change in Fiscal Year of the Company, including any consulting costs incurred therewith, and (B) the cumulative effect of changes in, or the adoption or modification of, accounting principles or policies made during such period in conformity with GAAP;

provided that any amounts added back pursuant to clauses (v) and (ix) above shall not exceed, for any Test Period, 10% of Consolidated EBITDA (calculated after giving effect to all such addbacks without giving effect to this proviso) for such Test Period, minus

(b) without duplication and to the extent added in determining such Consolidated Net Income, the sum for such period of:

(i) extraordinary gains;

(ii) unusual or non-recurring gains (as determined in good faith by the Company);

(iii) all noncash gains, excluding (A) any such gain in respect of which Cash was received in a prior period or will be received in a future period (including as a credit against, or other reduction of, a Cash payment that would otherwise be required) and (B) any such gain that represents reversal of Charges that reduced Consolidated Net Income in any prior period;

(iv) any gain with respect to any Disposition outside the ordinary course of business;

(v) any gains attributable to the remeasurement of the fair value of any liability recorded with respect to any contingent or deferred payments (including earn-outs, non-compete payments, purchase price adjustments and similar obligations) in connection with any Acquisition or other Investment;

(vi) any unrealized gains attributable to the application of “mark to market” accounting in respect of Hedging Agreements;

(vii) any net after-tax gain attributable to the early extinguishment of Indebtedness or obligations under Hedging Agreements;

(viii) any currency translation gains relating to currency hedges or remeasurements of Indebtedness;

(ix) the effects of any purchase accounting adjustments (including in the inventory, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) relating to the Transactions or any consummated Acquisition or other Investment; and

(x) the cumulative effect of changes in, or the adoption or modification of, accounting principles or policies made during such period in conformity with GAAP.

“Consolidated Funded Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding on such date, determined on a consolidated basis in conformity with GAAP, consisting solely of Indebtedness in the form of (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) purchase money Indebtedness (other than accrued expenses and trade accounts payable), (iv) obligations as lessee under Capital Leases that have been or should be recorded as liabilities on a consolidated balance sheet of the Company in conformity with GAAP and (v) drawings under letters of credit that have not been reimbursed within five Business Days (excluding all other drawings under letters of credit and any undrawn letters of credit) and (b) Guarantees by the Company or any Subsidiary of obligations of the type set forth in clauses (i) through (v) above of any Person other than the Company or any Subsidiary; provided that “Consolidated Funded Indebtedness” shall be calculated excluding any Indebtedness (and any Guarantees in respect of any Indebtedness) to the extent that, upon or prior to the maturity thereof, cash and/or Cash Equivalents shall have been irrevocably deposited with the proper Person in trust or escrow for the payment, redemption or satisfaction in full of such Indebtedness, and thereafter such cash and Cash Equivalents so deposited are not included in the calculation of Unrestricted Cash or the amount referred to in clause (a)(ii)(y) of the definition of “Leverage Ratio”.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and its Subsidiaries as of such date, determined on a consolidated basis in conformity with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into Capital Stock in the Company, cash or a combination of Capital Stock in the Company and cash (as provided in the documentation governing such Indebtedness).

“Corporate Rating” means, with respect to any of Moody’s, S&P or Fitch, the corporate rating (however denominated) by such rating agency of the Company.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 10.20.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“CTA” means the Corporation Tax Act 2009 (UK).

“CUSIP Acquired Business” means the assets and the liabilities that are described in, and are to be acquired or assumed by the Company pursuant to, the CUSIP Acquisition Agreement.

“CUSIP Acquisition” means the acquisition by the Company of the CUSIP Acquired Business pursuant to the CUSIP Acquisition Agreement.

“CUSIP Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of December 24, 2021 (including the exhibits thereto, the schedules referred to therein and all related documents), by and among the Company and the Seller.

“Customary Bridge Loans” means loans with a maturity date of not more than 12 months.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), an interest rate per annum equal to the quotient (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) resulting from dividing (a) SOFR for the day (such day, adjusted as applicable as set forth herein, the “SOFR Lookback Day”) that is two Business Days prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day by (b) a number equal to 1.00 minus the SOFR Reserve Percentage.  The Daily Simple SOFR for each outstanding Daily Simple SOFR Loan shall be adjusted automatically as of the effective date of any change in the SOFR Reserve Percentage.  The Administrative Agent shall give prompt notice to the Company of the Daily Simple SOFR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If by 5:00 p.m., New York City time, on the second Business Day immediately following the SOFR Lookback Day, SOFR in respect of such SOFR Lookback Day has not been published on the NYFRB’s Website, then SOFR for such SOFR Lookback Day will be SOFR as published in respect of the first preceding Business Day for which SOFR was published on the NYFRB’s Website; provided that SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of the Daily Simple SOFR for no more than three consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR, without notice to any Borrower.

“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Loans.

“Daily Simple SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple SOFR.

“Daily Simple SONIA” means, for any day (a “SONIA Rate Day”), an interest rate per annum equal to SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two Business Days prior to (a) if such SONIA Rate Day is a Business Day, such SONIA Rate Day or (b) if such SONIA Rate Day is not a Business Day, the Business Day immediately preceding such SONIA Rate Day.  The Administrative Agent shall give prompt notice to the Company of the Daily Simple SONIA as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If by 5:00 p.m., London time, on the second Business Day immediately following the SONIA Lookback Day, SONIA in respect of such SONIA Lookback Day has not been published on the SONIA Administrator’s Website, then SONIA for such SONIA Lookback Day will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than three consecutive SONIA Rate Days.  Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA, without notice to any Borrower.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Company, the Administrative Agent, the Swingline Lender or any Issuing Bank made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company or such Credit Party’s, as applicable, receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action.

“Designated Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Company and the Subsidiaries in respect of any Cash Management Services provided to the Company or any Subsidiary that are (a) owed to the Administrative Agent, any Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, an Arranger or an Affiliate of any of the foregoing, (b) owed on the Effective Date to a Person that is a Lender or an

Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred, including obligations with respect to fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations accruing, at the rate specified therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Designated Hedge Obligations” means the due and punctual payment and performance of all obligations of the Company and the Subsidiaries under each Hedging Agreement that (a) is with a counterparty that is, or was on the Effective Date, the Administrative Agent, an Arranger or an Affiliate of any of the foregoing, whether or not such counterparty shall have been the Administrative Agent, an Arranger or an Affiliate of any of the foregoing at the time such Hedging Agreement was entered into, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into, including obligations with respect to payments for early termination, fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations accruing, at the rate specified therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Designated Subsidiary” means each Subsidiary of the Company, other than an Excluded Subsidiary.

“Direction” has the meaning set forth in Section 2.14(i)(i).

“Disposition” means the sale, transfer, lease or other disposition (including exclusive licenses) of any asset or property. “Disposed” has the meaning correlative thereto.

“Domestic Borrowing Subsidiary” means any Borrowing Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DTTP Scheme” has the meaning set forth in Section 2.14(i)(iii)(A).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which date is acknowledged to be March 1, 2022.

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender, the Company, any Subsidiary or any other Affiliate of the Company.

“Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees, members of management, managers or consultants of such Person, or any Affiliate or Immediate Family Member of any of the foregoing.

“Environmental Laws” means all applicable federal, state, provincial, local, tribal, territorial and foreign laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, or legally-enforceable policies or programs issued by or entered into with a Governmental Authority pertaining or relating to (a) pollution or pollution control, (b) protection of human health from exposure to hazardous or toxic substances or wastes, (c) protection of the environment and/or natural resources, (d) employee safety in the workplace, (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution or Release or threat of Release of hazardous or toxic substances or wastes, (f) the presence of contamination, (g) the protection of endangered or threatened species or (h) the protection of environmentally sensitive areas.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under

Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the failure to make any “minimum required contribution” (as defined under the Pension Funding Rules) to any Pension Plan, whether or not waived or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Erroneous Payment” has the meaning set forth in Article VIII.

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Article VIII.

“Erroneous Payment Impacted Class” has the meaning set forth in Article VIII.

“Erroneous Payment Return Deficiency” has the meaning set forth in Article VIII.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means a rate per annum equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“EURIBOR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted EURIBO Rate.

“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US

Dollars, determined by using the closing rate of exchange as of the Business Day immediately preceding the date of determination, as such closing rate of exchange is displayed on the applicable Reuters World Currency Page.  In the event that such rate is not displayed on the applicable Reuters World Currency Page, (a) the Exchange Rate shall be determined by reference to such other publicly available service for providing exchange rates as may be agreed upon by the Administrative Agent and the Company or (b) in the absence of such an agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or one of its Affiliates in the market where its, or its Affiliate’s, foreign currency exchange operations in respect of such currency are then being conducted, at or as near as practicable to such time of determination, on such day for the purchase of US Dollars for delivery two Business Days later, provided that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Material Subsidiary, (b) any Subsidiary that is not wholly owned by the Company, (c) any Foreign Subsidiary, (d) any Broker Dealer Subsidiary, (e) any Subsidiary (i) that is prohibited or restricted from providing a Guarantee of the Obligations by (A) any law, rule or regulation or (B) any contractual obligation (including in respect of assumed Indebtedness) that, in the case of this clause (B), exists on the Effective Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of its acquisition, in each case, for only so long as such prohibition or restriction is effective or (ii) that would require consent, approval, license or authorization of any Governmental Authority to provide a Guarantee of the Obligations, in each case, only for so long as such consent, approval, license or authorization is required and to the extent it has not been obtained (it being understood and agreed that there shall be no obligation to procure any such consent, approval, license or authorization), (f) where the provision of a Guarantee of the Obligations by such Subsidiary would result in material and adverse tax consequences to the Company or its Subsidiaries, as determined by the Company in good faith, (g) (i) any Domestic Subsidiary of a Subsidiary that is a CFC or (ii) any CFC Holding Company, (h) any not-for-profit Subsidiary, (i) any captive insurance company, (j) any subsidiary formed for the purposes of, or that solely engages in, one or more securitizations, receivables facilities, receivables financings or any other receivables arrangements and activities reasonably related thereto or (k) any Subsidiary to the extent that the burden or cost of providing a Guarantee of the Obligations outweighs, or would be excessive in light of, the practical benefit afforded thereby to the Lenders, as reasonably determined by the Company and the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Subsidiary Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule or regulation promulgated thereunder or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement”, as defined in the Commodity Exchange Act, for the benefit of such Subsidiary Guarantor and any and all Guarantees of such Subsidiary Guarantor’s Swap Obligations by the other Loan Parties) at the time the Guarantee of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits

Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, US federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, other than any Loan or Commitment to a Foreign Borrowing Subsidiary, pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (it being understood that the date on which a Lender acquires an interest in a Loan funded pursuant to a Commitment is the date on which the Lender enters into the applicable Commitment, but the date on which a Lender acquires an interest in a Loan not funded pursuant to a Commitment is the date on which the Lender acquires an interest in the applicable Loan); provided that this clause (i) shall not apply to a Lender that becomes a Lender pursuant to an assignment request by the Company under Section 2.16(b), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) in the case of a Lender, solely with respect to a Loan to a UK Borrowing Subsidiary, any United Kingdom withholding Taxes with respect to which additional amounts are not required to be paid under Section 2.14(a) as a result of Section 2.14(i)(i), (d) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f), (e) any withholding Taxes imposed under FATCA and (f) any US federal backup withholding Taxes imposed pursuant to Section 3406 of the Code.  For purposes of clauses (b)(i) and (c) of this definition, a participation acquired pursuant to Section 2.15(c) shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interests in the Commitments or Loans to which such participation relates.

“Existing Credit Agreement” means the Credit Agreement dated as of March 29, 2019 (as amended as of September 21, 2020), among the Company, the guarantors party thereto, the lenders party thereto and PNC, as administrative agent.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, interest and fees due or outstanding under the Existing Credit Agreement, the cancellation of all letters of credit issued and outstanding thereunder (other than any such letter of credit designated hereunder as an Existing Letter of Credit or cash collateralized or backstopped in a manner satisfactory to the issuing bank in respect thereof), the termination of all commitments thereunder and discharge or release of all Guarantees thereunder.

“Existing Letter of Credit” means (a) any letter of credit issued under the Existing Credit Agreement and set forth on Schedule 2.19A and (b) any letter of credit that is issued by any Issuing Bank for the account of the Company or any of its Subsidiaries and, subject to compliance with the requirements set forth in Section 2.19 as to the maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by the Company and such Issuing Bank to the Administrative Agent (which notice shall contain a representation and warranty by the Company as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).

“Existing Revolving Borrowings” has the meaning set forth in Section 2.18(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, rules or official practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Fee Letters” means (a) the Amended and Restated Arranger Fee Letter dated January 21, 2022, among the Company, the Arrangers, the Managing Agent, PNC, Bank of American, N.A. and HSBC Bank USA, National Association and (b) the Administrative Agent Fee Letter dated December 24, 2021, between the Company and PNC.

“Financial Covenant” means, at any time, collectively, the covenant contained in Section 6.09(a) and, during any Non-Investment Grade Covenant Period, Section 6.09(b).

“Financing Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of any Borrower, the borrowing of Loans and the issuance of Letters of Credit.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, the further modification, amendment or renewal of this Agreement or otherwise) with respect to the Relevant Rate.

“Foreign Borrowing Subsidiary” means any Borrowing Subsidiary that is a Foreign Subsidiary.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means a Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means (a) any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and

(b) any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit, bank guaranty or a similar instrument issued to support such Indebtedness; provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) indemnity, reimbursement or similar obligations entered into in connection with any Acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).

“Guarantee Agreement” means a Guarantee Agreement, by and among the Company, the Subsidiary Guarantors and the Administrative Agent, substantially in the form of Exhibit E, together with all supplements thereto.

“Guaranteed Borrowing Subsidiary Obligations” has the meaning set forth in Section 9.01.

“Guarantee Requirement” means, at any time, the requirement that the Administrative Agent shall have received from the Company and each Designated Subsidiary either (a) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (b) in the case of any Person that becomes a Designated Subsidiary after the date of the Guarantee Agreement, a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with certificates, documents and opinions of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Designated Subsidiary.

Notwithstanding the foregoing:

(i)  this definition shall not require the provision of a Guarantee by any Subsidiary, or the obtaining of legal opinions or other deliverables, if and for so long as the Administrative Agent determines, in consultation with the Company, that the cost of providing such Guarantee or obtaining such legal opinions or other deliverables shall be excessive in relation to the benefit to be afforded to the Lenders therefrom; and

(ii)  the Administrative Agent may grant extensions of time for the provision of a Guarantee by any Subsidiary, or the obtaining of legal opinions or other deliverables with respect to any Subsidiary, where it determines, in consultation with the Company, that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Guarantee Agreement.

“Hazardous Substances” means (a) any petroleum or petroleum products, by-products or derivatives, radioactive materials, asbestos  or asbestos containing materials, per- or polyfluoroalkyl substances, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas and mold, (b) any chemicals, materials, wastes, pollutants or substances listed, classified or defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material, waste or substance, the exposure to or Release of which is prohibited, limited or regulated by any Governmental Authority or for which any duty or standard of care is imposed pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that none of the following shall constitute a Hedging Agreement:  (a) any phantom stock or similar plan providing for payments only on account of services provided by, or any stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of the Company or the Subsidiaries; (b) any issuance by the Company of Convertible Indebtedness or warrants or options entitling third parties to purchase the Company’s common stock (or, at the Company’s option, to receive cash in lieu thereof); (c) any purchase of Capital Stock or Indebtedness (including Convertible Indebtedness) of the Company pursuant to delayed delivery contracts; or (d) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Company.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including any adoptive relationship), any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Company and the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Revolving Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.18, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Indebtedness” of any Person means, without duplication:

(a) all indebtedness for borrowed money of such Person;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (it being understood that obligations in respect of surety bonds, performance bonds or similar instruments are not covered by this clause (b));

(c) obligations of such Person as lessee under Capital Leases that have been or should be recorded as liabilities on a balance sheet of such Person in conformity with GAAP;

(d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) accrued expenses or trade accounts payable, (ii) deferred compensation payable to Employee Related Persons of the Company or any Subsidiary and (iii) earn-out or other contingent payment obligations arising in connection with any Acquisition or other Investment;

(e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person;

(f) all obligations of a type set forth in clause (a), (b), (c), (d) or (e) of this definition secured by a Lien on the property of such Person, whether or not such obligations shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such obligations, the amount of Indebtedness under this clause (f) shall be the lesser of (i) the principal amount of such obligations and (ii) the fair market value of such property securing such obligations at the time of determination; and

(g) any Guarantee by such Person of the Indebtedness of another.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership of which such Person is a general partner to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes; provided, however, that VAT shall not be an Indemnified Tax but shall instead be governed by the provisions of Section 2.14(i).

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Indenture” means the Indenture dated as of March 1, 2022, by and between the Company and U.S. Bank Trust Company, National Association, as trustee, as supplemented by the

Supplemental Indenture dated as of March 1, 2022, by and between the Company and U.S. Bank Trust Company, National Association, as trustee.

“Interest Charges” has the meaning set forth in Section 10.13.

“Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period.

“Interest Election Request” means a request by or on behalf of a Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be in the form of Exhibit F or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the first Business Day following the last day of each March, June, September and December, (b) with respect to any RFR Loan, the first day of each calendar month and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period).

“Interest Period” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter (or, if consented to by each Lender participating in such Borrowing, any other period (it being understood that the Lenders have consented to an Interest Period ending March 31, 2022 with respect to Borrowings made on the Effective Date, which period shall be treated, solely for purposes of determining Adjusted Term SOFR, as an Interest Period of one month commencing on the Effective Date)) and (b) with respect to any Term Benchmark Borrowing denominated in Euro, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if consented to by each Revolving Lender participating in such Borrowing, any other period), as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any acquisition by the Company or any of its Subsidiaries of Capital Stock in any other Person, (b) any acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets of any other Person, or of all or substantially all of the assets of a business unit, division, product line or line of business of any other Person (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) and (c) any loan, advance or capital contribution to, or Guarantee of any Indebtedness of, or acquisition of any Indebtedness of, any other Person by the Company or any of its Subsidiaries.  The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the relevant initial Investment); provided further that the amount of any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”.

“Investment Grade” means (a) with respect to Moody’s, a rating of Baa3 or higher, (b) with respect to S&P, a rating of BBB- or higher and (c) with respect to Fitch, a rating of BBB- or higher.

“Investment Grade Event” shall be deemed to have occurred if (a) the Company shall have obtained Ratings from at least two of Moody’s, S&P and Fitch and (b) at least two such Ratings are Investment Grade.

“Investment Grade Covenant Period” means any period that (a) commences on the Effective Date and (b) ends on any date on which a Reinstatement Event shall have occurred.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) PNC, (b) Bank of America, N.A. and (c) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.19(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.19(j)), each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.19 with respect to such Letters of Credit).

“ITA” means the Income Tax Act 2007 (UK).

“Judgment Currency” has the meaning set forth in Section 10.18(b).

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.19B or, in the case of any Issuing Bank that becomes an Issuing Bank hereunder pursuant to Section 2.19(i), in a written agreement referred to in such Section or, in each case, is such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Company.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.17(c) of the LC Exposure of Defaulting Lenders in effect at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01, any Incremental Revolving Lender that shall have become a party hereto pursuant to an Incremental Facility Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, as of any date, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date less (ii) (x) Unrestricted Cash as of such date (in an amount not to exceed US$350,000,000) plus (y) without duplication of clause (x), at any time after the definitive agreement for any Acquisition shall have been executed and unless and until such Acquisition shall have been consummated, cash and Cash Equivalents of the Company and its Subsidiaries (including cash and Cash Equivalents subject to escrow arrangements) constituting proceeds of Acquisition Indebtedness, in each case, as of such date to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan Document Obligations” means (a) the due and punctual payment by each Borrower of the principal of and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment by each Borrower of each payment required to be made by such Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (c) the due and punctual payment or performance by each Borrower and each Subsidiary Guarantor of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Guarantee Agreement, each Borrowing Subsidiary Accession Agreement, each Borrowing Subsidiary Termination, any agreement designating an additional Issuing Bank as contemplated by Section 2.19(i), each Incremental Facility Agreement and, except for purposes of Section 10.02, any promissory notes delivered pursuant to Section 2.07(e) and each written agreement (if any) between the Company and any Issuing Bank regarding such Issuing Bank’s LC Commitment.

“Loan Parties” means the Company, the Borrowing Subsidiaries and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, (i) if at such time there are only two Revolving Lenders, each of the Revolving Lenders and (ii) otherwise, Revolving Lenders (which shall be at least two Revolving Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the aggregate amount of the unused Revolving Commitments at such time and (b) in the case of the Term Lenders, (i) if at such time there are only two Term Lenders, each of the Term Lenders and (ii) otherwise, Term Lenders (which shall be at least two Term Lenders) having Term Loans representing more than 50% of the aggregate outstanding principal amount of all the Term Loans at such time.

“Managing Agent” means HSBC Securities (USA) Inc., in its capacity as the managing agent for the Revolving Facility and the Term Facility.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, assets or business of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of the payment Obligations under any Loan Document or (c) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than under the Loan Documents and Indebtedness between or among the Company and its Subsidiaries), or obligations under Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate outstanding principal amount of US$50,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary of the Company (a) the consolidated total assets (determined eliminating all intercompany items) of which equal 5.0% or more of the consolidated total assets of the Company or (b) the consolidated revenues (determined eliminating all intercompany items) of which equal 5.0% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recently ended Test Period; provided that if at the end of or for any Test Period the combined consolidated total assets or combined consolidated revenues (in each case, determines eliminating all intercompany items) of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the consolidated total assets of the Company or 10.0% of the consolidated revenues of the Company, then, unless the Company otherwise designates Subsidiaries in writing, one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date” means the Term Maturity Date or the Revolving Maturity Date, as applicable.

“Maximum Rate” has the meaning set forth in Section 10.13.

“MNPI” means material information concerning the Company or any Subsidiary, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information” means information concerning the Company or any Subsidiary, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Defaulting Revolving Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Investment Grade Covenant Period” means any period that (a) commences on the date on which the most recent Reinstatement Event shall have occurred and (b) ends on any subsequent date on which an Investment Grade Event shall have occurred.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Objecting Lender” has the meaning set forth in Section 2.21(a).

“Obligations” means (a) the Loan Document Obligations, (b) the Designated Cash Management Obligations and (c) the Designated Hedge Obligations, excluding, with respect to any Subsidiary Guarantor, Excluded Swap Obligations with respect to such Subsidiary Guarantor.

“Obligor” has the meaning set forth in Section 9.01.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate; provided that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero.

“Parent Guarantee” means the Guarantee and other obligations of the Company set forth in Article IX.

“Participant Register” has the meaning set forth in Section 10.04(c)(ii).

“Participants” has the meaning set forth in Section 10.04(c)(i).

“Payment Recipient” has the meaning set forth in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Funding Rules” means the minimum funding standards under Section 412 or Section 430 of the Code.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (excluding any Multiemployer Plan) that is (a) maintained or is contributed to by the Company or any ERISA Affiliate and (b) covered by Title IV of ERISA or is subject to the Pension Funding Rules.

“Permitted Acquisition” means any Acquisition, provided that (a) after giving effect to such Acquisition and all related transactions on a Pro Forma Basis, the Company shall be in compliance with the Financial Covenant as of the last day of the most recently ended Test Period and (b) at the time of and immediately after giving effect to such Acquisition, no Event of Default under Section 7.01(a) or 7.01(h) shall have occurred and be continuing or would result therefrom.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are immaterial, are not overdue by more than 60 days or are being contested in compliance with Section 5.07;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other Liens imposed by law (other than any Lien imposed pursuant to

Section 430(k) of the Code or Section 303(k) or 4068 of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c) Liens incurred (i) in compliance with workers’ compensation, unemployment insurance and other social security laws, Environmental Laws or similar legislation, (ii) to secure liabilities to insurance carriers under insurance or self-insurance arrangements in respect of obligations of the type set forth in clause (i) above or (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary supporting obligations of the type set forth in clause (i) above;

(d) Liens incurred (i) to secure the performance of bids, tenders, leases, statutory obligations, surety, stay, customs and appeal bonds and performance bonds, government contracts, trade contracts (other than for Indebtedness) and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary supporting obligations of the type set forth in clause (i) above;

(e) Liens incurred (i) to secure any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to the Company and its Subsidiaries or (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary supporting obligations of the type set forth in clause (i) above;

(f) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, or assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub‑licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Company and/or any of its Subsidiaries are located;

(g) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and which do not secure any Indebtedness;

(h) Liens consisting of easements, rights-of-way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, and other similar rights, and any minor defects or irregularities in title, and leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, access agreements and any other similar agreements, whether or not of record, affecting any real property, which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(i) Liens in connection with any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon, including Liens in connection with any condemnation, taking or similar event proceedings;

(j) the rights, if any, of any Governmental Authority or public utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of any real property;

(k) (i) Liens securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(e) and (ii) any pledge and/or deposit securing any settlement of litigation;

(l) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries; provided that such deposit accounts or funds and securities accounts and other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law or pursuant to terms and conditions generally imposed by such banking institution on its customers encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(n) Liens arising from precautionary UCC financing statements or similar filings relating to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business or (ii) any sale of accounts receivable for which a UCC financing statement or similar filing under applicable law is required;

(o) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or similar law under any jurisdiction);

(p) Liens consisting of the prior rights of consignees and their creditors under consignment arrangements entered into in the ordinary course of business;

(q) Liens that are contractual rights of set-off or netting arrangements;

(r) (i) Liens (other than Liens securing any Indebtedness) that are customary in the operation of the business of the Company and/or its Subsidiaries or (ii) Liens securing obligations under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or its Subsidiaries;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(t) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations of the Company or any Subsidiary in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(u) security given to a public utility or to any municipality or other Governmental Authority when required by such public utility, municipality or other Government

Authority in connection with the operations of the Company and the Subsidiaries in the ordinary course of business;

(v) Liens in favor of any Governmental Authority to secure partial, progress, advance or other payments;

(w) Liens arising out of receipt of customer deposits or advance payments from customers, or deposits required by suppliers, in each case in the ordinary course of business;

(x) restrictions on transfers of securities imposed by applicable securities laws; and

(y) Liens on securities that are the subject of repurchase agreements constituting Investments permitted hereunder arising out of such repurchase transaction, so long as such Liens do not attach to assets other than such securities.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning set forth in Section 10.01(d).

“PNC” means PNC Bank, National Association.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA, Consolidated Total Assets or any other financial metric (including component definitions thereof) in connection with any Subject Transaction, that such Subject Transaction and each other Subject Transaction required to be given pro forma effect pursuant to Section 1.04(b) shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) and that:

(a)  (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock in any Subsidiary or a business unit, division, product line or line of business of the Company or any Subsidiary, income statement items (whether positive or negative)

attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Acquisition, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment described in this clause (a) may be applied to any such test or covenant based on Consolidated EBITDA solely to the extent that such adjustment is consistent with the definition of “Consolidated EBITDA”;

(b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Indebtedness incurred or assumed by the Company or any of its Subsidiaries in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such obligation in conformity with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, a “SOFR” rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.

All calculations hereunder on a Pro Forma Basis or after giving pro forma effect shall be as reasonably determined by the Company.

“PTE” means a prohibited transaction class exemption issued by the US Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 10.20.

“Qualified Material Acquisition” means any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries (including refinancing of any Indebtedness of such acquired Person or assumption by the Company or its Subsidiaries of existing Indebtedness of such acquired Person (or such unit, division, product line or line of business)) has a value of US$200,000,000 or more.

“Qualifying Lender” means (a) a Lender that is beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document and is (i) a Lender which is (A) a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of such advance or would be within such charge as respects such payment apart from section 18A of the CTA or (B) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance, (ii) a Lender that is (A) a company resident in the United Kingdom for United Kingdom tax purposes, (B) a partnership, each member of which is (1) a company so resident in the United Kingdom or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company, or (iii) a Treaty Lender, or (b) a Lender that is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“Rating” means, with respect to any of Moody’s, S&P or Fitch, its Corporate Rating or its Senior Unsecured Rating.

“Ratio Interest Expense” means, for any period, (a) the consolidated cash interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases), determined on a consolidated basis in conformity with GAAP, but excluding therefrom (without duplication) (i) amortization, accretion or accrual of original issue discount, discounted liabilities, deferred financing fees and debt issuance costs and commissions, (ii) any fees and expenses relating to Indebtedness, (iii) any costs associated with surety, performance or similar bonds or instruments, (iv) any costs associated with obtaining, or breakage costs in respect of, or any payment obligation arising under, any Hedging Agreement and any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedging Agreement, (v) any fees or charges owed with respect to any letter of credit and/or bankers’ acceptance, (vi) any penalty and/or interest relating to Taxes, (vii) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (viii) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (ix) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness and (x) any non‑cash interest expense, minus (b) interest income of the Company and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.  For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capital Lease in conformity with GAAP.

“Recipient” means the Administrative Agent, the Swingline Lender, any other Lender, any Issuing Bank or any combination thereof (as the context requires).

“Refinance” has the meaning set forth in the definition of “Refinancing Indebtedness”.  “Refinanced” shall have a correlative meaning

“Refinancing Indebtedness” means, with respect to any Indebtedness (the “Original Indebtedness”), any other Indebtedness that extends, renews, refinances or replaces (collectively, a “Refinancing”) such Original Indebtedness (or any prior Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness except by an amount equal to the sum of (i) unpaid accrued interest, dividend and premium (including tender premiums) thereon plus defeasance costs, underwriting discounts, other amounts paid, and fees, commissions and expenses (including upfront fees or similar fees, original issue discount or initial yield payments) incurred, in connection with such Refinancing, (ii) any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 immediately prior to such refinancing (other than by reference to a Refinancing) and such drawing shall be deemed to have been made and (iii) an additional amount to the extent such excess amount is otherwise permitted to be incurred under Section 6.01(a) or 6.01(b), as applicable, (b) if the Original Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(b)(i), 6.01(b)(ii), 6.01(b)(vii) or 6.01(b)(viii), such Refinancing Indebtedness (i) other than in the case of Customary Bridge Loans, shall have a stated final maturity date not earlier than the earlier of (I) the stated final maturity date of the Original Indebtedness and (II) the latest Maturity Date in effect on the date of such Refinancing, (ii) shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except for amortization terms and upon the occurrence of an event of default, a change in control (or similar event, however denominated), an asset sale or a casualty or condemnation event or, in the case of any term loans, excess cash flow sweeps) or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of the Original Indebtedness) prior to the earlier of (A) the stated final maturity date of the Original Indebtedness and (B) the latest Maturity Date in effect on the date of such Refinancing and (iii) other than in the case of Customary Bridge Loans, the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Original Indebtedness remaining as of the date of such Refinancing and otherwise on current market terms at the time of such Refinancing, (c) if the Original Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness, (d) if the Original Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(b)(i), 6.01(b)(ii), 6.01(b)(iii) or 6.01(b)(v), the direct and contingent obligors with respect to the Original Indebtedness are not changed (except that the Company or any Subsidiary Guarantor may be added as an additional direct or contingent obligor in respect of such Refinancing Indebtedness), (e) to the extent the Original Indebtedness is unsecured, such Refinancing Indebtedness shall be unsecured except to the extent otherwise permitted pursuant to Section 6.02 and (f) if the Original Indebtedness being Refinanced is Indebtedness permitted by Section 6.01(b)(i), 6.01(b)(ii), 6.01(b)(vii) or 6.01(b)(viii), except with respect to pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments and redemptions (including restrictions on prepayments and redemptions) and except for any terms that are only applicable to periods after the latest Maturity Date in effect at the time of such Refinancing, the terms and conditions of such Refinancing Indebtedness (i) are not materially more restrictive on the Company and its Subsidiaries (when taken as a whole and as determined by the Company in good faith) than those applicable to the Original Indebtedness (when taken as a whole) or (ii) are consistent with market terms and conditions (when taken as a whole) at the time of such Refinancing (as determined by the Company in good faith).

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Regulation D” means Regulation D of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Reinstatement Event” shall be deemed to have occurred if (a) the Company shall not have Ratings from at least two of Moody’s, S&P and Fitch or (b) fewer than two of such Ratings shall be Investment Grade.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board of Governors or the NYFRB, as applicable, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (c) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Adjusted Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Euro, the Adjusted EURIBO Rate, (c) with respect to any RFR Borrowing denominated in US Dollars, the Adjusted Daily Simple SOFR and (d) with respect to any RFR Borrowing denominated in Sterling, the Adjusted Daily Simple SONIA.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR Reference Rate and (b) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Screen Rate, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Required Debt Parameters” means, in respect of any Indebtedness, that (a) other than in the case of Customary Bridge Loans, such Indebtedness shall have a stated final maturity date not earlier than the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (b) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except for amortization terms and upon the occurrence of an event of default, a change in control (or similar event, however denominated), an asset sale or a casualty or condemnation event or, in the case of any term loans, excess cash flow sweeps, in each case on market terms at the time of incurrence of such Indebtedness (as determined by the Company in good faith)) prior to the latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) other than in the case of Customary Bridge Loans and except if no Term Loans shall then be outstanding, the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than then remaining Weighted Average Life to Maturity of the Term Loans outstanding (determined after giving effect to any repayment or prepayment of Term Loans on such date) at the time of incurrence of such Indebtedness and (d) except with respect to pricing, fees, premiums, rate floors and other components of yield (and any “MFN” terms), final maturity or commitment termination, amortization, escrow provisions, prepayments and redemptions (including restrictions on prepayments and redemptions) and except for any terms that are only applicable to periods after the latest Maturity Date in effect at the time of incurrence of such Indebtedness, the terms and conditions of any such Indebtedness (i) are not materially more restrictive on the Company and its Subsidiaries (when taken as a whole and as determined by the Company in good faith) than those under the Loan Documents (when taken as a whole) or (ii) are consistent with market terms and conditions (when taken as a whole) at the time of the incurrence of such Indebtedness (as determined by the Company in good faith).

“Required Lenders” means, at any time, (a) if at such time there are only two Lenders, each of the Lenders and (b) otherwise, the Lenders (which shall be at least two Lenders) having Revolving Exposures, unused Revolving Commitments and Term Loans representing more than 50% of the sum of the Aggregate Revolving Exposure, the aggregate amount of the unused Revolving Commitments and the aggregate outstanding principal amount of all the Term Loans at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer or the controller of such Person (or, in the case of any Person that is a limited liability company, of the applicable member of such Person, and any manager of such Person) and, solely as to any certificates or similar documents delivered hereunder, any secretary or assistant secretary of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing in a notice to the Administrative Agent.  Any document delivered under any Loan Document that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Company, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Capital Stock in the Company.

“Resulting Revolving Borrowings” has the meaning set forth in Section 2.18(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.18 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or provided its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is US$500,000,000.

“Revolving Commitment Fee” has the meaning set forth in Section 2.09(a).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time, (b) such Lender’s LC Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Revolving Facility” means the revolving credit facility provided for herein, including the Revolving Commitments, the Revolving Loans and participations in Letters of Credit and Swingline Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“RFR” means, for any Loan, interest or other amount denominated in, or calculated with respect to, (a) Sterling, SONIA and (b) US Dollars, Daily Simple SOFR.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means, for any Loan, interest or other amount denominated in, or calculated with respect to, (a) US Dollars, a US Government Securities Business Day and (b) Sterling, a day on which banks are open for general business in London.

“RFR Loan” means a Loan that bears interest at a rate determined by reference to (a) in the case of Loans denominated in US Dollars, the Adjusted Daily Simple SOFR and (b) in the case of Loans denominated in Sterling, the Adjusted Daily Simple SONIA.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person (other than the Company or any Subsidiary) and the Company or any Subsidiary subsequently leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that itself is the subject of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the US Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the US government, including those administered by OFAC or the US Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Seller” means S&P Global Inc., a New York corporation.

“Senior Notes” means, collectively, (a) the 2.900% senior notes due 2027 and (b) the 3.450% senior notes due 2032, in each case, issued by the Company on March 1, 2022 pursuant to the Indenture.

“Senior Unsecured Rating” means, with respect to any of Moody’s, S&P or Fitch, a rating by such rating agency of the senior unsecured non-credit enhanced long-term indebtedness of the Company.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors (or any successor thereto) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.

“SONIA” means a rate per annum equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple SONIA.

“Specified CUSIP Acquisition Agreement Representations” means such of the representations made by the Seller in the CUSIP Acquisition Agreement as are material to the interests of the Lenders in their capacity as such, but only to the extent that the Company has the right (giving effect to any applicable notice or cure period) to terminate its obligations under the CUSIP Acquisition Agreement in accordance with the CUSIP Acquisition Agreement or to decline to consummate the CUSIP Acquisition, in each case, as a result of a breach of such representations in the CUSIP Acquisition Agreement.

“Specified Permitted Indebtedness” means, to the extent constituting Indebtedness:

(a) obligations (i) arising from any indemnification, adjustment of purchase price, earn-out or similar obligations incurred in connection with any Acquisition, Investment or Disposition and (ii) in respect of letters of credit, banker’s acceptances or similar instruments to support any of the foregoing obligations;

(b) obligations (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal and performance bonds or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, banker’s acceptances or similar instruments to support any of the foregoing obligations;

(c) obligations (i) in respect of workers compensation, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or (ii) in respect of letters of credit, banker’s acceptances or similar instruments to support any of the foregoing obligations;

(d) obligations (i) in respect of any Cash Management Services and (ii) in respect of incentive, supplier finance or similar programs in the ordinary course of business;

(e) (i) Guarantees of the obligations of suppliers, customers, licensees or sublicensees in the ordinary course of business, (ii) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business and (iii) obligations in respect of letters of credit, banker’s acceptances, surety bonds, performance bonds or similar instruments entered into in the ordinary course of business;

(f) obligations owing under incentive, supply, license, sublicense or similar agreements entered into in the ordinary course of business;

(g) Indebtedness consisting of the financing of insurance premiums;

(h) (i) deferred compensation to any Employee Related Person of the Company or any Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with any Acquisition or any other Investment permitted hereunder; and

(i) customer deposits and advance payments received from customers for goods and services in the ordinary course of business.

“Specified Representations” means the representations and warranties set forth in Section 3.01(a), the first sentence of Section 3.02, clause (b)(ii) of the second sentence of Section 3.02, 3.03, 3.13, 3.14, 3.15 and 3.17 (solely as to (i) the USA Patriot Act and (ii) the last sentence thereof (solely as the last sentence refers to Section 5.08(b))).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “₤” means the lawful currency of the United Kingdom.

“Subject Transaction” means (a) any Acquisition or any similar Investment, (b) any Disposition of all or substantially all of the Capital Stock in any Subsidiary (or any business unit, division, product line or line of business of the Company and its Subsidiaries), (c) any incurrence of any Indebtedness and the application of the proceeds thereof, and any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness, (d) any Restricted Payment (or series of related Restricted Payments) made in cash that is (or are) in an amount in excess of US$50,000,000, other than any Restricted Payments made pursuant to Section 6.06(e), and (e) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis; provided that any transaction referred to in clause (a) or (b) above that involves consideration payable at the closing of such transaction of less than US$200,000,000 may, in the sole discretion of the Company, be deemed not to constitute a Subject Transaction for purposes hereof.

“subsidiary” of any Person at any time means any corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of Voting Capital Stock at such time.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary that is a party to the Guarantee Agreement.

“Supported QFC” has the meaning set forth in Section 10.20.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing Request” means a request by or on behalf of a Borrower for a Swingline Loan in accordance with Section 2.20, which shall be in the form of Exhibit G or any other form approved by the Swingline Lender and the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time, adjusted to give effect to any reallocation under Section 2.17(c) of the Swingline Exposures of Defaulting Lenders in effect at such time.

“Swingline Lender” means PNC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to section 2.20.

“Syndication Agent” means Bank of America, N.A., in its capacity as the syndication agent for the Revolving Facility and the Term Facility.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Benchmark Borrowing” means any Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR or the Adjusted EURIBO Rate.

“Term Borrowing” means any Borrowing comprised of Term Loans.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term Commitments is US$1,000,000,000.

“Term Facility” means the term loan facility provided for herein, including the Term Commitments and the Term Loans.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means the third anniversary of the Effective Date.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in US Dollars for a tenor comparable to the applicable Interest Period, an interest rate per annum equal to the quotient resulting from dividing (a) the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator by (b) a number equal to 1.00 minus the SOFR Reserve Percentage.  The Term SOFR for each outstanding Term Benchmark Loan denominated in US Dollars shall be adjusted automatically as of the effective date of any change in the SOFR Reserve Percentage.  The Administrative Agent shall give prompt notice to the Company of the Term SOFR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Term SOFR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in US Dollars and for a tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for such tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term

SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding US Government Securities Business Day is not more than three Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the first date on which (a) all Commitments have expired or terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent obligations for which no claim or demand has been made on any Borrower) have been paid in full in cash and (c) all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise, or deemed issued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all LC Disbursements have been reimbursed.

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable (or, prior to the first such delivery, the period of four consecutive Fiscal Quarters ended November 30, 2021) or, if earlier (and other than as such term is used in the Financial Covenant (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action under this Agreement) or in the definition of “Applicable Rate”), for which financial statements are internally available.

“Transactions” means (a) Financing Transactions, (b) the CUSIP Acquisition and the other transactions contemplated by the CUSIP Acquisition Agreement, (c) the issuance and sale of the Senior Notes, (d) the Existing Credit Agreement Refinancing and (e) the payment of fees and expenses in connection with the foregoing.

“Treaty” has the meaning set forth in the definition of “Treaty State”.

“Treaty Lender” means a Lender that (a) is treated as a resident of a Treaty State for the purposes of a Treaty and does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation in any Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR, the Adjusted Daily Simple SOFR, the Adjusted EURIBO Rate, the Adjusted Daily Simple SONIA or the Alternate Base Rate.

“UK” and “United Kingdom” each mean the United Kingdom of Great Britain and Northern Ireland.

“UK Borrower DTTP Filing” means a United Kingdom HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which (a) where it relates to a Treaty Lender that is a Lender at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.01, and (i) where the relevant Borrower is a party to this Agreement as a Borrower at the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date of this Agreement or (ii) where the relevant Borrower is not a party to this Agreement as a Borrower at the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date on which such Borrower becomes a party to this Agreement as a Borrower, or (b) where it relates to a Treaty Lender that is not a party to this Agreement as a Lender at the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Assumption which it executes on becoming a Lender, and (i) where the relevant Borrower is a party to this Agreement as a Borrower as at the date on which such Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of that date or (ii) where the relevant Borrower is not a party to this Agreement as a Borrower as at the date such Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of the date on which such Borrower becomes a party to this Agreement as a Borrower.

“UK Borrowing Subsidiary” means any Borrowing Subsidiary that is a UK Subsidiary.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Non-Bank Lender” means (a) any Lender that is identified as a UK Non-Bank Lender on Schedule 2.01 and (b) any Lender that is not a party to this Agreement as a Lender at the date of this Agreement and which gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement as a Lender.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Subsidiary” means any Subsidiary incorporated or organized in England and Wales.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date, cash and Cash Equivalents owned by the Company and its Subsidiaries as of such date; provided that such cash and Cash Equivalents would not be required to appear as “restricted” on a consolidated balance sheet of the Company as of such date prepared in conformity with GAAP; provided further that (a) if, as of any date, any amount is included under clause (a)(ii)(y) of the definition of “Leverage Ratio” for purposes of determining the Leverage Ratio as of such date, such amount shall not be included in the determination of Unrestricted Cash as of such date and (b) the term Unrestricted Cash shall not include any cash and Cash Equivalents referred to in the final proviso of the definition of “Consolidated Funded Indebtedness”.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Alternative Currency in effect for such amount on such date.  The US Dollar Equivalent at any time of the amount of any Revolving Loan denominated in any Alternative Currency shall be the amount most recently determined as provided in Section 1.05(a).

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Special Resolution Regimes” has the meaning set forth in Section 10.20.

“US Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) of this definition, or imposed elsewhere.

“VAT Recipient” has the meaning set forth in Section 2.14(j)(ii).

“VAT Subject Party” has the meaning set forth in Section 2.14(j)(ii).

“VAT Supplier” has the meaning set forth in Section 2.14(j)(ii).

“Voting Capital Stock” of a Person means Capital Stock of such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the board of directors or equivalent governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (with the amount of any such required scheduled payment prior to the final maturity thereof to be determined disregarding the effect thereon of any prepayment made in respect of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Capital Stock in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Capital Stock that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Loan” or “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or “Term Benchmark Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Except as otherwise provided herein and unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. For purposes of this Agreement and any other Loan Document, the fair market value of any asset or property shall be such fair market value as is reasonably determined by the Company (it being understood that, where the Company reasonably determines that it is appropriate to do so, the Company may base its determination on the book value of such asset or property).

SECTION 1.04.  Accounting Terms; GAAP; Pro Forma Basis.  (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in conformity with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, other than for purposes of Sections 3.04, 5.01(a) and 5.01(b), all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) unless otherwise elected by the Company by written notice to the Administrative Agent (in which case the provisions of this clause (C) shall cease to apply from and after such notice), without giving effect to any change to GAAP as a result of the adoption or effectiveness of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease (or a finance lease) where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017.

(b)  Notwithstanding anything to the contrary herein, but subject to Section 1.06, all financial ratios and tests (including the Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated EBITDA and Consolidated Net Income) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction (including, subject to the final paragraph of the definition of “Consolidated EBITDA”, the CUSIP Acquisition) occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated or any Indebtedness to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis.  Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period), provided that when calculating the Leverage Ratio for purposes of the definition of

“Applicable Rate” and for purposes of the Financial Covenant (other than for the purpose of determining compliance with the Financial Covenant on a Pro Forma Basis as a condition to taking any action in accordance with this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.  For purposes of determining compliance with the Financing Covenant on a Pro Forma Basis with respect to any Qualified Material Acquisition or any related transactions (including incurrence of any Indebtedness in connection therewith), the maximum ratio applicable pursuant to Section 6.09(a) shall be determined after giving effect to any notice that the Company intends to (and, in accordance with such Section, would be permitted to) deliver pursuant to such Section in connection with such Qualified Material Acquisition; provided that if such calculation is made in reliance on the Company’s intention to provide a notice pursuant to Section 6.09(a), the Company shall deliver such notice upon the consummation of such Qualified Material Acquisition.

SECTION 1.05.  Currency Translation.  (a)  The Administrative Agent shall determine the US Dollar Equivalent of (i) any EURIBOR Loan at the first day of the initial Interest Period therefor and as of the end of such initial Interest Period and each subsequent Interest Period therefor and (ii) any SONIA Loan in accordance with the Administrative Agent’s standard practices (which determination shall be conclusive absent manifest error), with such frequency (including daily) as the Administrative Agent deems to be necessary or advisable in its sole discretion, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date of determination, and each such amount shall, except as provided below, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence.  The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of such other dates as the Administrative Agent shall select in its discretion, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next calculation thereof pursuant to this Section.  The Administrative Agent shall notify the Company and the Revolving Lenders of each determination of the US Dollar Equivalent of each Borrowing denominated in an Alternative Currency.

(b)  For purposes of any determination under Article VI or VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that (i) for purposes of any determination under Sections 6.01 and 6.02, the amount of each applicable transaction denominated in a currency other than US Dollars shall be translated into US Dollars at the applicable currency exchange rate in effect on the date of the consummation thereof (or, in the case of any transaction, at the election of the Company, such other date as shall be applicable with respect to such transaction pursuant to Section 1.06(a) or, in the case of the incurrence of Indebtedness, on the date such Indebtedness is first committed), which currency exchange rates shall be determined reasonably and in good faith by the Company, and (ii) for purposes of the Leverage Ratio, the Interest Coverage Ratio, any other financial test and the related definitions, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Company.  Notwithstanding anything to the contrary set forth herein, but subject to clause (ii) above, (A) no Default or Event of Default shall arise as a result of any limitation or threshold set forth in Article VI or Article VII expressed in US Dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence) and (B) in the case of any Indebtedness outstanding under any clause of Section 6.01 or secured under any clause of Section 6.02 that contains a limitation expressed in US Dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be Refinanced notwithstanding that, after giving effect to such Refinancing, such excess shall continue.

SECTION 1.06.  Certain Calculations and Tests.  (a)  Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a Pro Forma Basis) (i) compliance with any financial ratio or test (including the Financial Covenant or any Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets or (ii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any Acquisition or other Investment or (B) the consummation of any Disposition (or, in each case, the consummation of any related transaction, including any assumption or incurrence (including, in connection with any Acquisition or Investment, incurrence of any related Indebtedness prior to the consummation of such Acquisition or Investment) of any Indebtedness in connection therewith (other than the incurrence of Loans hereunder)), the determination of whether the relevant condition is satisfied may be made, at the election of the Company, (1) in the case of any Acquisition or other Investment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Acquisition or Investment (or, in the case of any Acquisition or Investment made pursuant to a tender or similar offer, at the time of the commencement of such offer) or (y) the consummation of such Acquisition or Investment and (2) in the case of any Disposition, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Disposition or (y) the consummation of such Disposition, in each case, after giving effect on a Pro Forma Basis to (I) the relevant Acquisition, Investment or Disposition and any related transaction and (II) at the election of the Company, to the extent a definitive agreement with respect to such other Acquisition or Investment has been executed (or, in the case of any Acquisition or Investment made pursuant to a tender or similar offer, to the extent such offer has been commenced) (which Acquisition or Investment has not yet been consummated and with respect to which such definitive agreement, tender or similar offer or notice has not terminated), any other Acquisition or Investment that the Company has elected to be tested as set forth in this clause (a) (and, in each case, the related transactions).

(b)  For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including the Financial Covenant, any Leverage Ratio test and/or the amount of Consolidated EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be (or, in each case, such other time as is applicable thereto pursuant to paragraph (a) of this Section), and no Default or Event of Default shall be deemed to have occurred solely as a result of a subsequent change in such financial ratio or test.

(c)  Notwithstanding anything to the contrary herein, with respect to any amount incurred or transaction entered into (or consummated) in reliance on a particular clause of Section 6.01 that does not require compliance with a financial ratio (including the Financial Covenant or any Leverage Ratio test) (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a clause of Section 6.01 that requires compliance with a financial ratio (including the Financial Covenant or any Leverage Ratio test) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that the Fixed Amounts (even if part of the same transaction or the same tranche, as any Incurrence-Based Amount) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence-Based Amount, but giving full pro forma effect to any increase in the amount of Consolidated EBITDA or Consolidated Total Assets (including the Unrestricted Cash) resulting from the applicable transaction consummated in reliance on, or with the use of proceeds of, the Fixed Amounts.  The Company may elect, in its sole discretion, that any such amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Fixed Amounts or Incurrence-Based Amounts.  It is further agreed that in connection with the calculation of any financial ratio applicable to any incurrence or assumption of Indebtedness in reliance on any Incurrence-Based Amount, such calculation shall be made on a Pro Forma Basis for the incurrence of such Indebtedness (including any acquisition consummated concurrently therewith and any other application of the proceeds thereof), but without netting the cash proceeds of such Indebtedness, and assuming a full drawing of any undrawn committed amounts of such Indebtedness.

(d)  It is understood and agreed that any Indebtedness, Lien, Disposition, Sale/Leaseback Transaction, Restricted Payment or Investment need not be permitted solely by reference to one clause or subclause of Section 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07, respectively, but may instead be permitted in part under any combination of clauses or subclauses of such Section, all as classified or, to the extent such alternative classification would have been permitted at the time of the relevant action, reclassified by the Company in its sole discretion at any time and from time to time, and shall constitute a usage of any availability under such clause or subclause only to the extent so classified or reclassified thereto; provided that the Senior Notes may only be permitted under Section 6.01(b)(ii) and may not be reclassified to any other clause of Section 6.01(b).  In addition, for purposes of determining compliance at any time with Section 6.01, the Company may, at any time and from time to time in its sole discretion, reclassify (or deem such reclassification to have occurred automatically) any Indebtedness (or a portion thereof) previously incurred, made or otherwise undertaken under any basket other than a “ratio-based” basket as having been incurred, made or otherwise undertaken under any applicable “ratio-based” basket set forth in such Section if such item (or such portion thereof) would, using the figures as of the end of or for any Test Period ended after the date of such incurrence, making or other undertaking, be permitted under the applicable “ratio-based” basket, provided that Indebtedness incurred under Section 6.01(b)(ii) or 6.01(b)(vii) may not be reclassified to any other clause of Section 6.01(b).  In addition, in the case of any clause or subclause of Section 6.01 or 6.02 that requires a calculation of any such financial ratio or test, to the extent the committed amount of any Indebtedness has been tested, such committed amount may, at the election of the Company, thereafter be borrowed and, in the case of commitments of a revolving nature, reborrowed in whole or in part, from time to time, without any further testing under Section 6.01 or Section 6.02, it being understood, however, that for purposes of any subsequent determination of compliance with such financial ratio or test, such Indebtedness shall, solely to the extent of the reliance at such time on this sentence with respect to such committed amount, be deemed to be outstanding.

(e)  For purposes of determining compliance with this Agreement, the accrual of interest, the accrual of dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall not be deemed to be an incurrence of Indebtedness and, to the extent secured, shall not be deemed to result in an increase of the obligations so secured or to be a grant of a Lien securing any such obligation.

SECTION 1.07.  Effectuation of Transactions.  All references herein to the Company and the Subsidiaries on the Effective Date shall be deemed to be references to such Persons, and all the representations and warranties of the Loan Parties contained in this Agreement or any other Loan Document shall be deemed, on the Effective Date, to be made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise expressly requires.

SECTION 1.08.  Timing of Payment or Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day that is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.09.  Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.10.  Investment Grade Event and Reinstatement Event.  (a)  The parties hereto acknowledge that, as of the Effective Date, an Investment Grade Covenant Period is in effect.

(b)  Upon the occurrence of a Reinstatement Event (and for the avoidance of doubt, until any subsequent Investment Grade Event occurs), the Company and, where applicable, its Subsidiaries shall be subject to the covenants set forth herein that are indicated to be applicable during a Non-Investment Grade Covenant Period (collectively, the “Suspended Covenants”) but only with respect to future transactions or events, it being understood and agreed, that (i) notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during any Investment Grade Covenant Period (or upon or after the occurrence of any Reinstatement Event based solely on transactions or events that occurred during any Investment Grade Covenant Period), (ii) all Indebtedness incurred during any Investment Grade Covenant Period shall be classified under such clauses of Section 6.01(b) as shall be selected by the Company in its discretion, to the extent such Indebtedness would be permitted to be incurred thereunder as of the date of the occurrence of such Reinstatement Event, and, to the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 6.01(b), such Indebtedness shall be deemed to have been outstanding on the Effective Date and set forth on Schedule 6.01, so that it is classified as permitted under Section 6.01(b)(iii) and (iii) calculations made after the occurrence of such Reinstatement Event of the amount available to be made as Dispositions, Restricted Payments or Investments under Section 6.05, 6.06 or 6.07, as applicable, shall be made as though Section 6.05, 6.06 or 6.07, as applicable, had been continuously in effect since the Effective Date, such that Dispositions, Restricted Payments or Investments made during any Investment Grade Covenant Period shall reduce the amount available to be made as Dispositions, Restricted Payments or Investments under such Section after the occurrence of such Reinvestment Event, provided that, notwithstanding the foregoing, to the extent any Disposition, Restricted Payment or Investment made during any Investment Grade Covenant Period would not be permitted to have been so made under Section 6.05, 6.06 or 6.07, as applicable, such Disposition,  Restricted Payment or Investment shall nonetheless be deemed to be permitted under such Section.

SECTION 1.11.  Benchmark Replacement Notification.  Section 2.11 provides a mechanism for determining an alternative rate of interest in the event that the Benchmark for any Agreed Currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Benchmark for any Agreed Currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan denominated in US Dollars to the Company on the Effective Date in a principal amount not to exceed its Term Commitment and (b) to make Revolving Loans denominated in US Dollars or Alternative Currencies to any Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in any Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the sum of the US Dollar Equivalents of the Revolving Loans made on the Effective Date may not exceed US$350,000,000.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders to the same Borrower ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with Section 2.20.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.11, (i) each Revolving Borrowing denominated in US Dollars and each Term Borrowing shall be comprised entirely of ABR Loans, Daily Simple SOFR Loans or Term SOFR Loans, as the applicable Borrower may request in accordance herewith, (ii) each Revolving Borrowing denominated in Euro shall be comprised entirely of EURIBOR Loans and (iii) each Revolving Borrowing denominated in Sterling shall be comprised entirely of SONIA Loans.  Each Swingline Loan shall be denominated in US Dollars and shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (B) no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.12 with respect to such Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)  At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and in an integral multiple of the Borrowing Multiple in excess thereof; provided that (i) a Term Benchmark Borrowing that results from a continuation of an outstanding Term

Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) Term Benchmark Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the Commitments of such Class.  At the time that each RFR Borrowing or ABR Borrowing (other than a Swingline Loan) is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and in an integral multiple of the Borrowing Multiple in excess thereof; provided that an RFR Revolving Borrowing or an ABR Revolving Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of the Commitments of such Class or, in the case of a Revolving Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(f).  Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$100,000; provided that a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.19(f). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 (or such greater number as may be agreed to by the Administrative Agent) Term Benchmark Borrowings and RFR Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the applicable Borrower (or the Company on its behalf) shall submit a Borrowing Request, signed by its Responsible Officer, to the Administrative Agent (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any such Term Benchmark Borrowing to occur on the Effective Date, (x) in the case of Loans denominated in US Dollars, no later than 11:00 a.m., New York City time, one Business Day before the Effective Date or (y) in the case of Loans denominated in an Alternative Currency, no later than 11:00 a.m., New York City time, two Business Days before the Effective Date or, in each case, such shorter period of time as may be agreed in writing by the Administrative Agent), (b) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing (or, in the case of any such Borrowing to occur on the Effective Date, one Business Day before the Effective Date or such shorter period of time as may be agreed to in writing by the Administrative Agent) or (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable (except that the Borrowing Request for Loans to be borrowed on the Effective Date may be conditioned on the occurrence of the Effective Date) and shall specify the following information in compliance with Section 2.02:

(i)  the name of the applicable Borrower;

(ii)  whether the requested Borrowing is to be a Term Borrowing or a Revolving Borrowing;

(iii)  the currency and principal amount of such Borrowing;

(iv)  the date of such Borrowing, which shall be a Business Day;

(v)  the Type of such Borrowing;

(vi)  in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)  the location and number of the account of the applicable Borrower to which funds are to be disbursed (or such other account as may be designated by (or by the Company on behalf of) the applicable Borrower) or, in the case of any Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.19(f), the identity of the Issuing Bank that made such LC Disbursement.

If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars.  If no election as to the Type of Borrowing denominated or deemed to be denominated in US Dollars is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by (i) in the case of Revolving Loans, 12:00 p.m., New York City time (or, in the case of ABR Revolving Loans, such later time as shall be two hours after the delivery by or on behalf of the applicable Borrower of a Borrowing Request therefor in accordance with Section 2.03), in each case, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.20.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.19(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree, without duplication, to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (A) if denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, the greater of the applicable Alternative Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to the subject Loan pursuant hereto.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any such payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05.  Interest Elections.  (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the applicable Borrower (or the Company on its behalf) may elect to convert such Borrowing (if such Borrowing is denominated in US Dollars) to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Borrowing or elect an Interest Period for a Term Benchmark Borrowing that does not comply with Section 2.02(d).  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the applicable Borrower (or the Company on its behalf) shall submit an Interest Election Request, signed by its Responsible Officer, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)  the name of the applicable Borrower;

(ii)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)  the Type of the resulting Borrowing; and

(v)  if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)  Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)  If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be continued as a Term Benchmark Borrowing of the applicable Type for an Interest Period of one month.

(e)  Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(h) has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class denominated in US Dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing of such Class denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) no Term Benchmark Borrowing of such Class denominated in any Alternative Currency may be continued with an Interest Period of more than one month’s duration.

SECTION 2.06.  Termination and Reduction of Commitments.  (a)Unless previously terminated, (i) the Term Commitment of each Term Lender shall automatically terminate on the earlier of (A) immediately after the making of the Term Loan by such Term Lender on the Effective Date and (B) at 11:59 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)  The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is an integral multiple of US$500,000 and not less than US$1,000,000 (or, if less, the remaining Commitments of such Class) and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.08, (A) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or (B) the Revolving Exposure of any Revolving Lender would exceed its Revolving Commitment.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments of any Class under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07.  Repayment of Loans; Amortization of Term Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay (i) on the Revolving Maturity Date to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to such Borrower, (ii) on the Term Maturity Date to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan made by such Term Lender to such Borrower and (iii) on the Revolving Maturity Date to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower.

(b)  The Company shall repay Term Loans on the last day of each Fiscal Quarter (or, if such day is not a Business Day, on the next following Business Day), commencing with August 31, 2022 and ending with the last such day to occur prior to the Term Maturity Date, in an aggregate principal amount for each such date equal to 1.25% of the aggregate principal amount of the Term Loans outstanding on the Effective Date (as such amount may be adjusted pursuant to paragraph (c) of this Section).

(c)  Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section in the manner specified by the Company in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, in direct order of maturity).  Prior to any repayment of any Term Borrowings under this Section, the Company may select the Borrowing or Borrowings to be repaid and may notify the Administrative Agent by telephone (promptly confirmed in writing) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment, provided, that in absence of such notice, the amount of such repayment shall be applied first to the then outstanding Term Loans that are ABR Loans, then to the outstanding Term Loans that are RFR Loans and then to the then outstanding Term Loans that are Term Benchmark Loans.  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

(d)  The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 10.04(b)(iv)) be, in the absence of manifest error, prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered permitted assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered permitted assigns.

SECTION 2.08.  Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b)  If, on any date, the Aggregate Revolving Exposure shall exceed the Aggregate Revolving Commitment, then the applicable Borrowers shall, not later than three Business Days after the Administrative Agent informs the Company of such excess (which may be by email), prepay one or more Revolving Borrowings or Swingline Loans (and, if no Revolving Borrowings or Swingline Loans are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.19(m)) in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Revolving Loans and Swingline Loans on such day) and (2) the Aggregate Revolving Exposure.

(c)  The applicable Borrower (or the Company on its behalf) shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (promptly confirmed in writing) or in writing of any optional prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 1:00 p.m., New York City time, on the date of prepayment, (iii) in the case of a prepayment of an RFR Borrowing, not later than 1:00 p.m., New York City time, two Business Days before the date of such prepayment and (iv) in the case of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment of any Borrowing may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02 (or, if less, the outstanding principal amount of the Loans, and except as necessary to apply fully the required amount of any mandatory prepayment).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09.  Fees.  (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Revolving Lender a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates.  Revolving Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the first Business Day after such last day, commencing on the first such date to occur after the Effective Date, and accrued Revolving Commitment Fees shall also be payable in arrears on the date on which the Revolving Commitments terminate.  All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Revolving Commitment Fees, (i) a Revolving Commitment of a Revolving Lender (other than PNC) shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender (and the Swingline Exposure of such Revolving Lender shall be disregarded for such purpose) and (ii) the Revolving Commitment of PNC shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of PNC and the outstanding Swingline Loans (except any portion of Swingline Loans that are subject to participations purchased by the Revolving Lenders pursuant to Section 2.20(c)).

(b)  The Company agrees to pay (i) to the Administrative Agent, in US Dollars, for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, in US Dollars, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the first Business Day after such last day following such day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 15 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of the Revolving Commitment Fee and the Letter of Credit participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.  Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each RFR Borrowing shall bear interest at (i) in the case of Loans denominated in US Dollars, the Adjusted Daily Simple SOFR or (ii) in the case of Loans denominated in Sterling, the Adjusted Daily Simple SONIA, in each case, plus the Applicable Rate.

(c)  The Loans comprising each Term Benchmark Borrowing shall bear interest at (i) in the case of Loans denominated in US Dollars, the Adjusted Term SOFR or (ii) in the case of Loans denominated in Euro, the Adjusted EURIBO Rate, in each case, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan or any LC Disbursement, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or Section 2.19(h), as applicable, and (ii) in the case of overdue fees or any other overdue amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan or a Swingline Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation.  All interest shall be payable in the currency in which the applicable Loan is denominated.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest on Borrowings denominated in Sterling and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Adjusted EURIBO Rate or Adjusted Daily Simple SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11.  Alternate Rate of Interest.  (a)Inability to Determine Applicable Interest Rate.  Subject to Section 2.11(b), if:

(i)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR, the Term SOFR, the Adjusted EURIBO Rate or the EURIBO Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Agreed Currency for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple SOFR, the Adjusted Daily Simple SONIA or the RFR for the applicable Agreed Currency; or

(ii)  the Administrative Agent is advised by the Required Lenders (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Adjusted Term SOFR or the Adjusted EURIBO Rate for the applicable Agreed Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, that the Adjusted Daily Simple SOFR or the Adjusted Daily Simple SONIA for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any RFR Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders as promptly as practicable thereafter and until the Administrative Agent notifies the Company and the

Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (A) in the case of Loans denominated in US Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing or RFR Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing or RFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing and (B) in the case of Loans denominated in any Alternative Currency, any Interest Election Request that requests the continuation of any Borrowing as an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing or RFR Borrowing, in each case, for the relevant Benchmark shall be ineffective.  Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to the relevant Benchmark applicable to such Term Benchmark Loan or RFR Loan, then until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (A) in the case of Loans denominated in US Dollars, (1) if such Loan is a Term Benchmark Loan, such Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan convert to an ABR Loan and (2) if such Loan is an RFR Loan, such RFR Loan shall on such date convert to an ABR Loan and (B) in the case of Loans denominated in any Alternative Currency, (1) if such Loan is a Term Benchmark Loan, such Loan shall be prepaid in full by the applicable Borrower on the last day of the Interest Period applicable thereto and (2) if such Loan is an RFR Loan, such Loan shall be prepaid in full by the applicable Borrower on the first Business Day following the date of the Company’s receipt of such notice.

(b)  Benchmark Replacement Setting.

(i)  Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes under this Agreement and any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)  Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Loan Document.

(iii)  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding  absent manifest error and may be made in its (or their) sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 2.11(b).

(iv)  Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will no longer be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)  Benchmark Unavailability Period.  Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the appliable Borrower (or the Company on its behalf) may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans denominated in the applicable Agreed Currency, in each case, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) the appliable Borrower will be deemed to have converted any request for any affected Term Benchmark Borrowing or RFR Borrowing denominated in US Dollars into a request for a borrowing of, or conversion to, an ABR Borrowing and (B) any request for a borrowing of, or conversion to or continuation of, any affected Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11(b), (1) in the case of Loans denominated in US Dollars, (x) any Term Benchmark Loan shall on the last day of the Interest Period applicable thereto convert to an ABR Loan and (y) any RFR Loan shall on and from such day convert to an ABR Loan and (2) in the case of Loans denominated in any Alternative Currency, (x) if such Loan is a Term Benchmark Loan, such Loan shall be prepaid in full by the applicable Borrower on the last day of the Interest Period applicable thereto and (y) if such Loan is an RFR Loan, such Loan shall be prepaid in full by the applicable Borrower on the first Business Day following the date of the Company’s receipt of such notice.  During a

Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

SECTION 2.12.  Increased Costs; Illegality.  (a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR, Adjusted Daily Simple SOFR or the Adjusted EURIBO Rate) or any Issuing Bank;

(ii)  impose on any Lender or any Issuing Bank or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time following request of such Lender, Issuing Bank or other Recipient (accompanied by a certificate in accordance with paragraph (c) of this Section), the Company will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then, from time to time following the request of such Lender or Issuing Bank (accompanied by a certificate in accordance with paragraph (c) of this Section), the Company will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such

Lender or Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender, Issuing Bank, or other Recipient setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender, Issuing Bank, or other Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender, Issuing Bank or other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.  Notwithstanding the foregoing provisions of this Section, no Lender or Issuing Bank shall demand compensation for any increased or other cost or reduction pursuant to the foregoing provisions of this Section unless such Lender or Issuing Bank certifies that it is the general policy or practice of such Lender or Issuing Bank to demand (to the extent it is entitled to do so) such compensation from similarly situated borrowers in similar circumstances under comparable provisions of other credit agreements.

(d)  Failure or delay on the part of any Lender, Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Bank’s or other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender, Issuing Bank or other Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender, Issuing Bank or other Recipient, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s, Issuing Bank’s or other Recipient’s intention to claim compensation therefor; provided further that if the Change in Law or other circumstance giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to make, maintain or fund any EURIBOR Loan or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the Adjusted EURIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the European interbank market, then, upon notice thereof by such Lender to the Company and the Administrative Agent, any obligation of such Lender to make, maintain or fund any EURIBOR Loan, or to continue any EURIBOR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the Adjusted EURIBO Rate, as the case may be, shall be suspended, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay EURIBOR Loans of such Lender either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such EURIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such EURIBOR Loans.  Upon any such prepayment, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(f)  If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to perform any of its obligations hereunder or under any Loan Document with respect to any Foreign Borrowing Subsidiary or to make, maintain or fund any Loan to any Foreign Borrowing Subsidiary, then, upon notice thereof by such Lender to the

Company and the Administrative Agent, any obligation of such Lender to make, maintain or fund any such Loan (if applicable, in an affected currency), or to continue any such Loan (if applicable, in an affected currency), as the case may be, in each case with respect to such Foreign Borrowing Subsidiary, shall be suspended (and to the extent required by applicable Law, cancelled).  Upon receipt of such notice, the applicable Foreign Borrowing Subsidiary shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay any such Loans of such Lender to such Foreign Borrowing Subsidiary, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.  The applicable Borrower shall also take all reasonable actions requested by the Administrative Agent or such Lender to mitigate or avoid such illegality.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof, except any notice that may be revoked in accordance with Section 2.03), (d) the failure to prepay any Term Benchmark Loan on a date specified therefor in any notice of prepayment given by or on behalf of any Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16(b), then, in any such event, the Company shall compensate each Lender for the actual out‑of‑pocket loss, cost and expense (but not lost profits and not any interest rate “floor” or “CSA” adjustment) attributable to such event (including, to the extent that any of the foregoing Loans are denominated in any Alternative Currency, the actual out-of-pocket loss, cost and expense (but not lost profits) of such Lender attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Loan).  A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.14.  Taxes.  (a) Payments Free of Taxes.  All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of any applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, subject to paragraph (i) below, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Loan Parties.  Subject to Section 2.21(d), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties.  Subject to Section 2.21(d), the Loan Parties shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if any Loan Party determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, such Recipient will, at the request of the Loan Parties, use reasonable efforts to cooperate with the Loan Parties to obtain a refund of such Taxes (which shall be repaid to the Loan Parties to the extent provided in and in accordance with Section 2.14(g)); provided, however, that (i) such Recipient determines in its good faith judgment that it would not be materially prejudiced by cooperating in such challenge, (ii) the Loan Parties shall pay all actual out-of-pocket expenses of such Recipient arising from such cooperation and (iii) the Loan Parties shall indemnify such Recipient for any liabilities incurred by such Recipient as a result of such challenge.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  [reserved].

(f)  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)  Without limiting the generality of the foregoing, in respect of any Loan to the Company or any Domestic Borrowing Subsidiary:

(A)  any Lender that is a US Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS

Form W-9 certifying that such Lender is exempt from US federal backup withholding Tax;

(B)  any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, withholding Taxes pursuant to such tax treaty;

(2)  two executed originals of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two executed originals of a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Loan Party within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that interest payments on the Loans are not effectively connected with the Lender’s conduct of a US trade or business (a “US Tax Compliance Certificate”) and (y) two executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)  to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), two executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s);

(C)  any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  If a payment made to a Lender under any Loan Document would be subject to withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)  Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.14(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Company and the Administrative Agent in writing of its legal ineligibility to do so.

(iv)  Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(f).

(v)  Notwithstanding anything to the contrary in this Section 2.14(f), a Lender shall not be required to deliver any documentation pursuant to this Section 2.14(f) that such Lender is not legally eligible to deliver.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.14(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Administrative Agent. The Administrative Agent (and any successor or replacement Administrative Agent) shall deliver to the Company on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Company), whichever of the following is applicable: (1) if the Administrative Agent is a US Person, executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding Tax or (2) if the Administrative Agent is not a US Person, (i) executed copies of IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (ii) executed copies of IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, certifying that, for such purpose, it is a U.S. branch within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that has agreed to be treated as a U.S. person for U.S. federal Tax purposes or it is a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code.  The Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any documentation it previously delivered expires or becomes obsolete, it shall update such documentation or promptly notify the Company in writing of its legal ineligibility to do so.

(i)  UK Borrowing Subsidiaries.

(i)  Notwithstanding anything in this Agreement to the contrary, a payment shall not be increased under Section 2.14(a) (and no indemnification payment shall be made under Section 2.14(d)) by reason of any deduction or withholding on account of Taxes imposed by the United Kingdom on any payments made by a UK Borrowing Subsidiary with respect to a Loan to such UK Borrowing Subsidiary, if on the date on which the payment falls due (A) the payment could have been made to the relevant Lender without deduction or withholding if such Lender had been a Qualifying Lender, but on such date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant Tax authority, (B) the relevant Lender is a Qualifying Lender solely under clause (a)(i)(B) of the definition of “Qualifying Lender” and (1) an Officer of HM Revenue and Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to such payment and such Lender has received from the relevant UK Borrowing Subsidiary a certified copy of such Direction and (2) the payment could have been made to such Lender without any deduction or withholding in the absence of such Direction, (C) the relevant Lender is a Qualifying Lender solely under clause (a)(i) of the definition of “Qualifying Lender” and (1) the relevant Lender has not given a Tax Confirmation to the UK Borrowing Subsidiary and (2) the payment could have been made to such Lender without any deduction or withholding if such Lender had given a Tax Confirmation to the UK Borrowing Subsidiary, on the basis that the Tax Confirmation would have enabled the UK Borrowing Subsidiary to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA, or (D) the relevant Lender is a Treaty Lender and the UK Borrowing Subsidiary making the payment is able to demonstrate that the payment could have been made to such Lender without the deduction or withholding had such Lender complied with its obligations under paragraph (ii), (iii) or (iv) below.

(ii)  Subject to paragraph (iii) below, a Treaty Lender and each UK Borrowing Subsidiary that makes a payment to which such Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for such UK Borrowing Subsidiary to obtain authorization to make such payment without deduction or withholding.

(iii)  A Treaty Lender which:

(A)    is a Lender on the day in which this Agreement is entered into and that holds a passport under the HMRC DT Treaty Passport Scheme (the “DTTP Scheme”) and wishes the DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.01; and

(B)  becomes a Lender after the day in which this Agreement is entered into and that holds a passport under the DTTP Scheme and wishes the DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the relevant Assignment and Assumption which it executes on becoming a lender, shall be under no obligation under paragraph (ii) above.

(iv)  If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (iii) above and (A) a UK Borrowing Subsidiary making a payment to such Lender has not made a Borrower DTTP Filing in relation to such Lender or (B) a UK Borrowing Subsidiary making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but: (1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs, (2) HM Revenue & Customs has not given such UK Borrowing Subsidiary authority to make payments to such Lender without deduction or withholding within 60 days of the date of such Borrower DTTP Filing or (3) HM Revenue & Customs has given such UK Borrowing Subsidiary authority to make payments to such Lender without deduction or withholding but such authority has been subsequently revoked or expired, and, in each case, such UK Borrowing Subsidiary has notified such Lender in writing, such Lender and such UK Borrowing Subsidiary shall cooperate in completing any additional procedural formalities necessary for such UK Borrowing Subsidiary to obtain authorization to make such payment without deduction or withholding.

(v)  If a Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence under paragraph (iii) above, no UK Borrowing Subsidiary shall make a Borrower DTTP Filing or file any other form relating to the DTTP Scheme in respect of such Lender’s Commitment or its participation in any Loans or Letters of Credit unless such Lender otherwise agrees.

(vi)  A UK Borrowing Subsidiary shall, promptly upon making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vii)  A UK Non-Bank Lender shall promptly notify the UK Borrowing Subsidiary and the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(viii)  Each Lender that becomes a party to this Agreement after the day in which this Agreement is entered into shall indicate, in the Assignment and Assumption which it executes on becoming a party, for the benefit of the Administrative Agent and without liability to any UK Borrowing Subsidiary, into which of the following categories it falls:

(A)  not a Qualifying Lender;

(B)  a Qualifying Lender other than a Treaty Lender; or

(C)  a Treaty Lender.

If such Lender fails to indicate its status in accordance with this paragraph (viii), then such Lender shall be treated for the purposes of this Agreement (including by each UK Borrowing Subsidiary) as if it is not a Qualifying Lender until such time as such Lender notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the UK Borrowing Subsidiary).  For the avoidance of doubt, an Assignment and Assumption which a Lender executes on becoming a party shall not be invalidated by any failure of a Lender to comply with this paragraph (viii).

(j)  VAT.  (i) All amounts set out or expressed in any Loan Document to be payable by any party to any Loan Document (for the purposes of this paragraph (j), a “party”) to any Recipient that (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT that is chargeable on such supply.  Subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under any Loan Document and such Recipient is required to account to the relevant Tax authority for such VAT, such party shall pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply), an amount equal to the amount of such VAT (and such Recipient shall promptly provide an appropriate VAT invoice to such party).

(ii)  If VAT is or becomes chargeable on any supply made by any Recipient (the “VAT Supplier”) to any other Recipient (the “VAT Recipient”) under any Loan Document, and any party other than the VAT Recipient (the “VAT Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of such consideration):

(A)  to the extent the VAT Supplier is the Person required to account to the relevant Tax authority for the VAT, the VAT Subject Party shall also pay to the VAT Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT, and the VAT Recipient shall, where this paragraph (A) applies, promptly pay to the VAT Subject Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant Tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on such supply; and

(B)  to the extent the VAT Recipient is the Person required to account to the relevant Tax authority for the VAT, the VAT Subject Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on such supply but only to the extent that the VAT

Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Tax authority in respect of such VAT.

(iii)  Where a Loan Document requires any party to reimburse or indemnify any Recipient for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.

(iv)  Any reference in this paragraph (j) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person that is treated at that time as making the supply, or (as appropriate) receiving the supply under the grouping rules (as provided for in the Value Added Tax Act 1994 (U.K.) or in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction that is not a member state of the European Union)) so that a reference to a party shall be construed as a reference to such party or the relevant group or unity (or fiscal unity) of which such party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of such group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)  In relation to any supply made by a Recipient to any party under any Loan Document, if reasonably requested by such Recipient, such party must promptly provide such Recipient with details of such party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(k)  For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.15.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be so made and except that payments pursuant to Sections 2.12, 2.13, 2.14, 10.03 and 10.18 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined herein from time to time).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at (i) if such amount is denominated in US Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if such amount is denominated in any other currency, the greater of the applicable Alternative Currency Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Section 2.04(b), 2.14(e), 2.15(d), 2.19(d), 2.19(f), 2.20(c) or 10.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

(f)  In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender or Issuing Bank requests compensation under Section 2.12, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or Issuing Bank or to any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.14 (other than additional amounts arising from VAT that are recoverable from any Governmental Authority), then such Lender or such Issuing Bank shall use commercially reasonable efforts to designate a different lending office for funding, booking or issuing its Loans or Letters of Credit hereunder or its participation in any Letter of Credit or Swingline Loan affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future (or, in the case of a notice under Section 2.12(e) or 2.12(f), would eliminate the illegality referred to in such Section) and (ii) would not subject such Lender or Issuing Bank to any unreimbursed out‑of‑pocket cost or expense and would not otherwise be disadvantageous in any material respect to such Lender or Issuing Bank.  The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment and delegation within 30 days following the written request of such Lender or Issuing Bank (accompanied by reasonable back-up documentation relating thereto).

(b)  If (i) any Lender requests compensation under Section 2.12, is unable to make Loans pursuant to Section 2.12(e) or 2.12(f), (ii) any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 (other than additional amounts arising from VAT that are recoverable from any Governmental Authority), (iii) any Lender has become a Defaulting Lender, (iv) any Revolving Lender has become an Objecting Lender or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 10.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent and, in circumstances where its consent would be required under Section 10.04, each Issuing Bank and the Swingline Lender, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such outstanding principal, funded participations and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result (or is reasonably expected to result) in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law, (E) in the case of any such assignment and delegation resulting from the status of such Revolving Lender as an Objecting Lender, the assignee shall not be an Objecting Lender in respect of the applicable proposed designation of a Borrowing Subsidiary and (F) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and consent and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  the Revolving Commitment Fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender;

(b)  the Revolving Commitment, the Revolving Exposure, the Term Commitment and the Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)  if any Swingline Exposure or LC Exposure exists at the time any Revolving Lender becomes a Defaulting Lender, then:

(i)  the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.20(c)) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.19(d) and 2.19(f)) shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent that following such reallocation the sum of all Non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure (excluding the portion thereof referred to in the parenthetical clause above) and LC Exposure (excluding the portion thereof referred to in the parenthetical clause above) so reallocated does not exceed the sum of all Non-Defaulting Revolving Lenders’ Revolving Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following written notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure attributable to Swingline Loans made to such Borrower (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued for the account of such Borrower (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.19(m) for so long as such LC Exposure is outstanding;

(iii)  if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.09(b) shall be adjusted to give effect to such reallocation; and

(v)  if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.09(b) with respect to such portion of such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such portion of the LC Exposure of such Defaulting Lender attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and such Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable (other than any portion thereof referred to in the parentheticals in clause (i) above), will be fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) above, and participating interests in any such funded Swingline Loan or in any such issued, amended or extended Letter of Credit will be allocated among the Non-Defaulting Revolving Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

(e)  In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders and such funded participations in Swingline Loans and LC Disbursements as the Administrative Agent shall determine to be necessary in order for such Revolving Lender to hold such Revolving Loans and such funded participations in accordance with its Applicable Percentage, and such Revolving Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Revolving Commitment Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).

(f)  In the event that the Administrative Agent and the Company each agree that a Defaulting Lender that is a Term Lender has adequately remedied all matters that caused such Term Lender to be a Defaulting Lender, then on such date such Term Lender shall take such actions as the Administrative Agent may determine to be appropriate in connection with such Term Lender ceasing to be a Defaulting Lender, and such Term Lender shall thereupon cease to be a Defaulting Lender (but all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).

(g)  The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Issuing Bank, the Swingline Lender, any other Lender or any Loan Party may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.18.  Incremental Revolving Commitments.  (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Revolving Commitments; provided that the aggregate amount of all the Incremental Revolving Commitments established hereunder shall not exceed US$750,000,000 less, solely during any Non-Investment Grade Covenant Period, the aggregate principal amount of Indebtedness then outstanding under Section 6.01(b)(vii).  Each such notice shall specify (i) the date on which the Company proposes that the Incremental Revolving Commitments shall be effective, and (ii) the amount of the Incremental Revolving Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (y) any Person that the Company proposes to become an Incremental Revolving Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the

Administrative Agent, each Issuing Bank and the Swingline Lender, in each case not to be unreasonably withheld, delayed or conditioned and solely to the extent the consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, would be required for an assignment to such Person pursuant to Section 10.04).

(b)  The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and the Revolving Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Revolving Loans.

(c)  The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Revolving Lender providing such Incremental Revolving Commitments and the Administrative Agent (with the Administrative Agent hereby agreeing that its consent thereto shall not be unreasonably withheld, conditioned or delayed); provided that no Incremental Revolving Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Revolving Commitments and the making of any Loans thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date of effectiveness, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date, and (iii) the Company shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents and customary reaffirmations by the Guarantors as shall have been reasonably requested by the Administrative Agent in connection with any such transaction.  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Company, to give effect to the provisions of this Section.

(d)  Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Lender shall be deemed to be a “Revolving Lender” and a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Revolving Lenders and Lenders hereunder and under the other Loan Documents and shall be bound by all agreements, acknowledgements and other obligations of Revolving Lenders and Lenders hereunder and under the other Loan Documents and (ii) (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as provided herein.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Applicable Percentages of all the Revolving Lenders shall automatically be adjusted to give effect thereto.

(e)  On the date of effectiveness of any Incremental Revolving Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid, (ii) each Incremental Revolving Lender that shall have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds and in the applicable currency an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Resulting Revolving Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each corresponding Existing Revolving Borrowing, (iii) each Incremental Revolving Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to Administrative Agent in same day funds and in the applicable currency an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Resulting Revolving Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each Existing Revolving Borrowing, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the amount of each corresponding Resulting Revolving Borrowing, (v) after the effectiveness of such Incremental Revolving Commitments, the applicable Borrowers shall be deemed to have requested new Revolving Borrowings (the “Resulting Revolving Borrowings”) in amounts and currencies equal to the amount and currencies of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Company shall, on behalf of all applicable Borrowers, deliver such Borrowing Request), (vi) each Revolving Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) and (vii) the applicable Borrowers shall pay each Revolving Lender any and all accrued but unpaid interest on its Revolving Loans comprising the Existing Revolving Borrowings.  The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 2.13 if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto.

(f)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Revolving Lenders after giving effect thereto.

SECTION 2.19.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank, and each Issuing Bank agrees, to issue Letters of Credit (or to amend or extend outstanding Letters of Credit) denominated in US Dollars for its own account or, so long as (if such Subsidiary is not a Borrowing Subsidiary) the Company is a joint and several co-applicant with respect thereto, for the account of any Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company or any Subsidiary to, or entered into by the Company or any Subsidiary with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any

Subsidiary that is not a Borrowing Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.09(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving, to the extent permitted by applicable law, any defenses that might otherwise be available to it as a guarantor of the obligations of any such Subsidiary that shall be an account party in respect of any such Letter of Credit).  Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder on the Effective Date for the account of the applicable Borrower; provided that the Company shall be primarily liable for any obligations of any Subsidiary (other than a Borrowing Subsidiary) under any such Letter of Credit.  This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or, in the case of any Borrowing Subsidiary, shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense, in each case for which such Issuing Bank is not otherwise compensated hereunder or (ii) the issuance of such Letter of Credit would violate one or more policies of general applicability of such Issuing Bank.  The issuance of Letters of Credit by any Issuing Bank shall be subject to customary procedures of such Issuing Bank.  No Issuing Bank shall be required to issue (but if requested as set forth above, may issue) trade Letters of Credit.

(b)  Notice of Issuance, Amendment, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment or extension of an outstanding Letter of Credit (other than an automatic extension permitted pursuant to paragraph (c) of this Section), the applicable Borrower (or the Company on its behalf) shall deliver to the applicable Issuing Bank and the Administrative Agent, at least five Business Days (or such shorter period as is acceptable to the applicable Issuing Bank) in advance of the requested date of issuance, amendment or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the identity of the applicable Borrower or Subsidiary, the requested date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the applicable Borrower (or the Company on its behalf) also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request.  A Letter of Credit shall be issued, amended or extended only if (and upon each issuance, amendment or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not, unless otherwise agreed by such Issuing Bank, exceed the LC Commitment of such Issuing Bank, (ii) the aggregate LC Exposure will not exceed US$100,000,000 and (iii) the Revolving Exposure of each Revolving Lender will not exceed its Revolving Commitment.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) (or such longer period of time as may be agreed to by the applicable Issuing Bank) and (ii) the date that five Business Days prior to the Revolving Maturity Date, unless the relevant Letter of Credit, as of the date specified in this clause (ii), is (x) cash collateralized in an amount equal to 103% of the face amount thereof or (y) backstopped, in each case, pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank (clauses (x) and (y) are collectively referred to as “Letter of Credit Support”); provided that at the request of the applicable Borrower (or the Company on its behalf), any Letter of Credit may contain customary “evergreen” provisions pursuant to which such Letter of Credit will be automatically extended for successive one-year periods (but, in no event, beyond the date referred to in clause (ii) above unless the relevant Letter of Credit is subject to Letter of Credit Support as of such date).

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason.  Such payment by the Revolving Lenders shall be made in US Dollars.  Each Revolving Lender acknowledges and agrees that (i) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of any Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02 unless, at least two Business Days prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), a Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)  Disbursements.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (promptly confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.

(f)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, on the Business Day immediately following the day that such Borrower receives notice of such LC Disbursement, if such Borrower shall have received notice of such LC Disbursement prior to 5:00 p.m., New York City time, on such date, or, if such notice is not received by such Borrower prior to such time on the day of receipt, then not later than 12:00 p.m., New York City time, on the Business Day immediately following the day that such Borrower receives such notice; provided that, if such LC Disbursement is not less than US$1,000,000, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.21 that such payment be financed with a Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan.  If the applicable Borrower fails to make any such reimbursement payment when due, the applicable Issuing Bank shall notify the Administrative Agent, whereupon the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the amount of the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof, and each Revolving Lender shall pay in US Dollars to the Administrative Agent on the date such notice is received its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Revolving Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g)  Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that unless a court of competent jurisdiction shall have determined in a final and nonappealable judgment that in making any such determination the applicable Issuing Bank acted with gross negligence, bad faith or willful misconduct, such Issuing Bank shall be deemed to have exercised care in such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.10(d) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be paid to the Administrative Agent for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i)  Designation of Additional Issuing Banks.  The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(j)  Termination of an Issuing Bank.  The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such termination shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.09(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(k)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, (i) report in writing to the Administrative Agent periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the stated amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amounts thereof shall have changed), (iii) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)  Exposure Determination.  For all purposes of this Agreement (other than for purposes of Section 2.09), the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

(m)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or a Majority in Interest of the Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders and the Issuing Banks, an amount in US Dollars equal to 103% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company under Section 7.01(h).  The Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.08(b) or 2.17(c).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be in Cash Equivalents if any such investments are made (it being understood that any such investments shall be at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense), such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of (A) a Majority in Interest of the Revolving Lenders and (B) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the total LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of such Borrower under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.  If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.08(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers to the extent that the applicable excess referred to in such Section shall have been eliminated and no Default shall have occurred and be continuing. If the Borrowers provide an amount of cash collateral hereunder pursuant to Section 2.17(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers, upon request of the Borrowers, to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Revolving Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

SECTION 2.20.  Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in US Dollars to any Borrower from time to time during the Revolving Availability Period, provided that, after giving effect thereto, (i) the aggregate principal amount of the outstanding Swingline Loans shall not exceed US$50,000,000, (ii) no Lender’s Revolving Exposure shall exceed such Lender’s Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the applicable Borrower (or the Company on its behalf) shall submit to the Swingline Lender (with a copy to the Administrative Agent) a Swingline Borrowing Request, signed by its Responsible Officer, not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Loan.  Each such Swingline Borrowing Request shall be irrevocable and shall specify the name of the applicable Borrower, the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.19(f), the identity of the Issuing Bank that has made such LC Disbursement.  The Swingline Lender shall make such Swingline Loan available to the applicable Borrower by means of a wire transfer to the account specified in the applicable Swingline Borrowing Request or to the applicable Issuing Bank, as the case may be, by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving

Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the applicable Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the applicable Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Swingline Loan.

(d)  The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent and the successor Swingline Lender.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender.  At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.10.  From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term

“Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not make additional Swingline Loans.

SECTION 2.21.  Borrowing Subsidiaries.  (a) The Company may at any time and from time to time after the Effective Date designate any wholly owned Subsidiary as a Borrowing Subsidiary under the Revolving Facility by delivery to the Administrative Agent of a Borrowing Subsidiary Accession Agreement executed by such Subsidiary and the Company. Promptly upon receipt thereof, the Administrative Agent will advise the Revolving Lenders thereof.  Each such Borrowing Subsidiary Accession Agreement shall become effective on the date five Business Days (or such shorter period as may be agreed to by the Company and the Administrative Agent) after it has been delivered to the Administrative Agent (subject to the receipt by each Revolving Lender of any information reasonably requested by it under the USA PATRIOT Act or other “know-your-customer” and/or anti-money laundering rules and regulations (including the Beneficial Ownership Regulation) by a deadline to be set by the Administrative Agent in its reasonable discretion and in consultation with the Company), unless, with respect to the designation of any Foreign Subsidiary (other than a UK Subsidiary), the Administrative Agent shall theretofore have received written notice from any Revolving Lender (an “Objecting Lender”), or the Administrative Agent shall itself have delivered a notice to the Company, that (i) it is unlawful for such Objecting Lender or the Administrative Agent, as the case may be, to make Revolving Loans or other extensions of credit under this Agreement to such Subsidiary as provided herein, (ii) the making of Revolving Loans or other extensions of credit under this Agreement to such Subsidiary could reasonably be expected to subject such Revolving Lender to adverse tax consequences for which it is not reimbursed hereunder, (iii) such Revolving Lender would be required to, or has determined that it would be prudent to, register or file in the jurisdiction of formation, organization or location of such Subsidiary in order to make Revolving Loans or other extensions of credit under this Agreement to such Subsidiary, and such Revolving Lender does not wish to do so or (iv) such Objecting Lender or the Administrative Agent, as the case may be, is prevented by its generally applicable operational or administrative procedures or other generally applicable internal policies from making Revolving Loans or other extensions of credit under this Agreement to Persons organized in the jurisdiction in which such Foreign Subsidiary is organized (a “Notice of Objection”), in which case such Borrowing Subsidiary Accession Agreement shall not become effective unless such Objecting Lender or the Administrative Agent, as the case may be, (i) withdraws such Notice of Objection or (ii) in the case of an Objecting Lender, ceases to be a Lender hereunder, including pursuant to Section 2.16(b); provided that, in the case of the first designation of any UK Subsidiary, each of the Company and the Administrative Agent shall have had the opportunity to have the provisions hereof relating to U.K. Taxes be reviewed by English counsel for such party and, following such review (which each party shall cause to be completed promptly after receiving notice from the Company that it desires to effect such designation), such Borrowing Subsidiary Accession Agreement shall not become effective until the earlier of (A) the provisions of this Agreement relating to U.K. Taxes having been amended in the manner mutually acceptable to the Company and the Administrative Agent or (B) the Company and the Administrative Agent having confirmed in writing to each other that no such amendment is being requested in connection with such designation.  Upon the effectiveness of a Borrowing Subsidiary Accession Agreement as provided above, the applicable Subsidiary shall for all purposes of this Agreement be a party hereto and a Borrowing Subsidiary hereunder in respect of the Revolving Facility.

(b)  Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to request or receive further Revolving Borrowings or Swingline Loans or obtain Letters of Credit under this Agreement) until (i) all Loans made to such Borrowing Subsidiary shall have been repaid and (ii) (A) to the extent the Company is not a joint and several co-applicant with respect thereto, (x) all Letters of Credit issued for the account of such Borrowing Subsidiary shall have expired or been canceled or otherwise terminated (or the Company shall have agreed to become an obligor with respect thereto pursuant to documentation reasonably satisfactory to the applicable Issuing Bank) and (y) all amounts payable in connection with such Letters of Credit by such Borrowing Subsidiary in respect of LC Disbursements and related fees shall have been paid in full and (B) all interest and other fees (and, to the extent notified by the Administrative Agent, any Revolving Lender or any Issuing Bank, any other amounts) payable hereunder by such Borrowing Subsidiary shall have been paid in full. As soon as practicable upon receipt of a Borrowing Subsidiary Termination, the Administrative Agent shall make a copy thereof available to each Revolving Lender.

(c)  Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for all purposes of this Agreement and the other Loan Documents, including (i) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein.  Each Borrowing Subsidiary hereby acknowledges that any amendment, waiver or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 10.02, that no consent of such Borrowing Subsidiary shall be required to effect any such amendment, waiver or other modification and that such Borrowing Subsidiary shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended, waived or otherwise modified.

(d)  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, it is agreed, and the Loan Documents shall in all circumstances be interpreted to provide, that each Foreign Borrowing Subsidiary is liable only for Loans made to such Foreign Borrowing Subsidiary, interest on such Loans, such Foreign Borrowing Subsidiary’s reimbursement obligations with respect to any Letter of Credit issued for its account and for the account of its subsidiaries and interest thereon and its other Obligations, including general fees, reimbursements, indemnities and charges for which it is severally liable hereunder or under any other Loan Document.  Nothing in this Agreement or in any other Loan Document (including provisions which purport to impose joint and several liability on a Foreign Borrowing Subsidiary and the other Loan Parties) shall be deemed or operate to cause any Foreign Borrowing Subsidiary to Guarantee or assume liability with respect to any Loan made to the Company or any other Loan Party, any Letters of Credit issued for the account of the Company or any other Subsidiary (other than a subsidiary of such Foreign Borrowing Subsidiary) or other Obligation for which any other Loan Party is the primary obligor.  Nothing in this paragraph is intended to limit, nor shall it be deemed to limit, any liability of the Company or any other Loan Party (other than a Foreign Borrowing Subsidiary) for any of the Obligations, whether in its primary capacity as a Borrower, as a guarantor, at law or otherwise.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks, on the Effective Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:

SECTION 3.01.  Organization.  Each of the Company and the other Loan Parties is (a) duly organized and validly existing and (b) to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of organization, in the case of clause (b) (other than in the case of the Company or any other Borrower), except where the failure to be so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company and the other Loan Parties is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except, in each case, where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02.  Authorization; No Conflict.  The Financing Transactions to be entered into by any Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of such Loan Party.  The Financing Transactions do not (a) require any consent or approval of, or registration or filing with, any Governmental Authority, other than any consent, approval, registration or filing that has been obtained or made and is in full force and effect, (b) conflict with (i) any provision of applicable law or any judgment, order or decree that is binding upon the Company or any of its Subsidiaries, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) the Indenture or any other agreement, indenture, instrument or other document binding upon the Company or any of its Subsidiaries, or (c) require, or result in, the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries (other than Liens in favor of the Administrative Agent created pursuant to any of the Loan Documents), in the case of clauses (a), (b)(i) and (b)(iii), except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.03.  Enforceability.  Each of the Loan Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

SECTION 3.04.  Financial Condition.  The audited consolidated financial statements of the Company as at the end of and for the Fiscal Year ended August 31, 2021, and the unaudited consolidated financial statements of the Company as at the end of and for the Fiscal Quarter ended November 30, 2021, copies of each of which have been made available to each Lender, were prepared in conformity with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly, in all material respects, the consolidated financial position of the Company as at such dates and the consolidated results of operations and cash flows of the Company for the periods then ended in conformity with GAAP.

SECTION 3.05.  No Material Adverse Change.  Since August 31, 2021, there has been no event or condition that has had, or would reasonably be expected to have, material adverse change in the financial condition, operations, assets or business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.06.  Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (a) involving the Loan Documents or (b) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07.  Ownership of Properties; Intellectual Property.  (a) Each of the Company and its Subsidiaries owns good title to all of its owned properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens except as permitted by Section 6.02, in each case, except (i) for defects in title that, individually or in the aggregate, do not materially interfere with the ordinary conduct of business of the Company or any Subsidiary or (ii) where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Each of the Company and its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Company and its Subsidiaries, without any infringement upon rights of others, in each case, except where the failure to do so or such infringement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.  Compliance with Laws.  Each of the Company and its Subsidiaries is in compliance with all laws applicable to it or its property, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09.  ERISA.   (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code or an application for such a letter is currently being processed by the IRS and, to the knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.  As of the date hereof, the Company does not and has not contributed to any Multiemployer Plan.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no pending action, suit or proceeding or any action by any Governmental Authority with respect to any Plan and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code and (iii) neither the Company nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

SECTION 3.10.  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with all Environmental Laws (including possessing and complying with all permits required thereunder), (b) none of the Company, its Subsidiaries or any of their respective properties or operations is subject to, or has received any written notice of, any order from or agreement with any Governmental Authority (under which the Company or any Subsidiary has any unresolved obligation), or any action, suit or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, relating to or arising out of any Environmental Law and (c) neither the Company nor any of its Subsidiaries has treated, stored, transported or Released any Hazardous Substances on, at, under or from any of its currently or formerly owned, leased or operated real property, or knows of any facts, circumstances or conditions, that would reasonably be expected to result in any Environmental Liability.

SECTION 3.11.  Insurance.  The properties of each of the Company and its Subsidiaries are insured, with insurance companies the Company believes to be reputable and financially sound, in such amounts (after giving effect to self-insurance) and against such risks as the Company reasonably believes to be prudent in light of the business of the Company and its Subsidiaries and the availability of insurance on a cost-effective basis.

SECTION 3.12.  Taxes.  Each of the Company and its Subsidiaries have paid all Taxes required to have been paid by them before the same became delinquent or in default, except to the extent (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make such payment would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.13.  Investment Company Act.  No Loan Party is an “investment company” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.14.  Margin Regulations.  No part of the proceeds of any Loan has been or will be used immediately, incidentally, or ultimately, for any purpose which entails a violation (including on the part of any Lender) of the provisions of Regulation U or Regulation X.  The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock.

SECTION 3.15.  Solvency.  On the Effective Date, immediately after giving effect to the Transactions to occur on such date, (a) the sum of the debt (including contingent liabilities) of the Company and its Subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets (on a going concern basis) of the Company and its Subsidiaries, taken as a whole, (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated as of the Effective Date and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of this Section, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.16.  Information.  As of the Effective Date, (a) written information concerning the Company, its Subsidiaries and the CUSIP Acquired Business (other than (x) any financial projections, forecasts, financial estimates and other forward-looking and/or projected information (collectively, the “Projections”)) and (y) information of a general economic or industry-specific nature) furnished by the Company, or any of its representatives, to the Administrative Agent, any Arranger or any Lender in connection with the Transactions on or prior to the Effective Date, when taken as a whole and taken together with the Company’s publicly available filings with the SEC (in each case, other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimers), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto theretofore made) and (b) the Projections furnished by the Company, or any of its representatives, to the Administrative Agent, any Arranger or any Lender in connection with the Transactions on or prior to the Effective Date have been prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time furnished (it being recognized by the Administrative Agent, the Arrangers and the Lenders that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

SECTION 3.17.  Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; Use of Proceeds.  The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and, to the knowledge of the Company, their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.  None of (a) the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors or officers, or (b) to the knowledge of the Company, any employee or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from any of the credit facilities established hereby, is a Sanctioned Person.  The Borrowers will use the proceeds of the Loans and the Letters of Credit in compliance with Section 5.08.

SECTION 3.18.  Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.  Conditions to Effective Date.  The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):

(a)  The Administrative Agent shall have received from the Company either (i) a counterpart of this Agreement executed on behalf of the Company or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 10.06(b), may include any Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) that the Company has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received from the Company a Borrowing Request in accordance with Section 2.03.

(c)  The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of Cravath, Swaine & Moore LLP, special counsel for the Company.

(d)  The Administrative Agent shall have received (i) a certificate of the Company, dated the Effective Date and executed by a secretary, assistant secretary or other Responsible Officer of the Company, which shall (a) certify that (1) attached thereto is a true and complete copy of the certificate of incorporation of the Company, certified by the Secretary of State of the State of Delaware, and that the certificate of incorporation attached thereto has not been amended (except as attached thereto) since the date reflected thereon, (2) attached thereto is a true and correct copy of the bylaws of the Company, together with all amendments thereto as of the Effective Date, and such bylaws are in full force and effect as of the Effective Date and (3) attached thereto is a true and complete copy of the resolutions or written consent of the board of directors of the Company authorizing the execution and delivery of the Loan Documents by the Company, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (b) identify by name and title and bear the signatures of the officers or other authorized signatories of the Company who are authorized to sign the Loan Documents to which the Company is a party on the Effective Date and (ii) a good standing certificate for the Company as of a recent date from the Secretary of State of the State of Delaware.

(e)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, certifying as to the satisfaction of the conditions set forth in Sections 4.01(g), 4.01(i) and 4.01(j).

(f)  The Administrative Agent shall have received a certificate in the form of Exhibit I from the chief financial officer (or other Responsible Officer with reasonably equivalent responsibilities) of the Company, dated the Effective Date and certifying as to the matters set forth therein.

(g)  The CUSIP Acquisition shall have been consummated substantially concurrently with the funding of the Term Loans in all material respects in accordance with the terms of the CUSIP Acquisition Agreement, but without giving effect to any amendment, modification or waiver of the CUSIP Acquisition Agreement by the Company, or any consent under the CUSIP Acquisition Agreement by the Company, in each case, that is materially adverse to the interests of the Lenders, in their capacities as such, without the prior written consent of each of the Arrangers and the Managing Agent, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (i) any reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the CUSIP Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) materially adverse to interests of the Lenders, in their capacities as such, provided, in the case of any such reduction of less than 10%, that the aggregate principal amount of the Term Facility shall have been reduced on a dollar-for-dollar basis, (ii) any increase, when taken together with all prior increases, of less than 10% in the original consideration for the CUSIP Acquisition will be deemed not to be (and any such increase of 10% or more will be deemed to be, unless funded by the issuance and sale of Capital Stock in the Company) materially adverse to interests of the Lenders, in their capacities as such, (iii) any increase or decrease in the purchase price effected in accordance with the working capital or other purchase price adjustment set forth in the CUSIP Acquisition Agreement will not be materially adverse to the interests of the Lenders, in their capacities as such, (iv) any amendment or modification to the definition of the term “Business Material Adverse Effect” in the CUSIP Acquisition Agreement will be deemed to be materially adverse to the interests of the Lenders, in their capacities as such, and (v) the updating of certain sections of the Seller Disclosure Schedules (as defined in the CUSIP Acquisition Agreement as in effect on December 24, 2021), as such updating is expressly contemplated by the CUSIP Acquisition Agreement as in effect on December 24, 2021, will be deemed not to be materially adverse to the interests of the Lenders, in their capacities as such).

(h)  Prior to or substantially concurrently with the funding of the Term Loans, the Existing Credit Agreement Refinancing shall be consummated.

(i)  At the time of and immediately after giving effect to the borrowing of Loans on the Effective Date, (i) the Specified CUSIP Acquisition Agreement Representations shall be true and correct to the extent required by the definition of such term and (ii) the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation shall be true and correct in all material respects as of such date or for such period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “Material Adverse Effect”, “material adverse change” or similar term or qualification, the same shall be so true and correct in all respects.

(j)  Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedules (as defined in the CUSIP Acquisition Agreement as in effect on December 24, 2021 and as the Seller Disclosure Schedules are in effect on December 24, 2021) (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), since December 31, 2020, there has not been, individually or in the aggregate, a Business Material Adverse Effect (as defined in the CUSIP Acquisition Agreement as in effect on December 24, 2021) or any Effect (as defined in the CUSIP Acquisition Agreement as in effect on December 24, 2021) that would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(k)  The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case, that has been reasonably requested by any Lender in writing at least 10 Business Days in advance of the Effective Date.

(l)  All fees and expenses required to be paid on the Effective Date pursuant to the Commitment Letter, the Fee Letters or this Agreement, in the case of expenses, to the extent invoiced at least three Business Days prior to the Effective Date (or such later date to which the Company may agree), shall have been paid.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Conditions to Each Revolving Credit Event.  The obligation of each Revolving Lender to make a Revolving Loan on the occasion of each Revolving Borrowing (other than any conversion or continuation of any Revolving Loan), of the Swingline Lender to make a Swingline Loan and of each Issuing Bank to issue, amend or extend any Letter of Credit (other than (i) any amendment or extension of a Letter of Credit that does not increase the face amount of such Letter of Credit and (ii) an automatic extension permitted pursuant to Section 2.19(c)), in each case, after the Effective Date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of such issuance, amendment or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)  At the time of and immediately after giving effect to such Borrowing or such issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

On the date of any Revolving Borrowing (other than any conversion or continuation of any Revolving Loan) or any Swingline Loan or the issuance, amendment or extension of any Letter of Credit (other than (i) any amendment or extension of a Letter of Credit that does not increase the face amount of such Letter of Credit and (ii) an automatic extension permitted pursuant to Section 2.19(c)), the Company and the applicable Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

SECTION 4.03.  Conditions to Initial Revolving Credit Event to each Borrowing Subsidiary.  The obligations of the Revolving Lenders to make Revolving Loans, of the Swingline Lender to make any Swingline Loan and of the Issuing Banks to issue Letters of Credit hereunder to or for the account of any Borrowing Subsidiary shall not become effective until the date on which each of the following additional conditions shall be satisfied (unless waived in accordance with Section 10.02):

(a)  The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Revolving Lenders and the Issuing Banks) of counsel to such Borrowing Subsidiary (or, where customary, of counsel to the Administrative Agent).

(b)  The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and, if applicable, good standing of such Borrowing Subsidiary, the authorization of the Loan Documents by such Borrowing Subsidiary and the incumbency of the Persons executing any Loan Document on behalf of such Borrowing Subsidiary.

ARTICLE V

Affirmative Covenants

Until the Termination Date, the Company covenants and agrees that:

SECTION 5.01.  Financial Reporting.  The Company shall furnish to the Administrative Agent (for further delivery to each Lender):

(a)  Quarterly Financial Statements.  Within 45 days after the end of each of the first three Fiscal Quarters of each of its Fiscal Years (commencing with the first Fiscal Quarter ending after the Effective Date), an unaudited consolidated balance sheet of the Company as at the end of such Fiscal Quarter and related unaudited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for such Fiscal Quarter and/or the then elapsed portion of the Fiscal Year and, in each case, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior Fiscal Year, which shall present fairly, in all material respects, the consolidated financial position of the Company as at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in conformity with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.

(b)  Annual Financial Statements.  Within 90 days after the end of each Fiscal Year (commencing with the first Fiscal Year ending after the Effective Date), an audited consolidated balance sheet of the Company as at the end of such Fiscal Year and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for such Fiscal Year, accompanied by an audit report thereon of Ernst & Young LLP or another nationally recognized independent registered public accounting firm, which audit report shall not contain any “going concern” or like qualification or exception or any qualification or exception as to the scope of audit and shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company as at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in conformity with GAAP.

(c)  Compliance Certificate.  Within five days of each delivery of any financial statements pursuant to paragraphs (a) and (b) of this Section, a Compliance Certificate, signed by a Responsible Officer of the Company, setting forth calculations for the period then ended which demonstrate compliance with Section 6.09, calculating the Leverage Ratio for purposes of determining the Applicable Rate and stating that as of the date of such Compliance Certificate no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

Information required to be delivered to (i) the Administrative Agent pursuant to paragraph (a) or (b) of this Section or (ii) the Administrative Agent or any Lender pursuant to Section 5.02 may be delivered electronically and shall be deemed to have been delivered on the date on which (A) the Company posts such information (or materials that include such information), or provides a link thereto, on the Company’s website at www.factset.com, (B) such information is publicly posted (or is included in materials that are publicly posted) on the SEC’s website at www.sec.gov or (C) such information is posted (or is included in materials that are posted) on the Platform.

SECTION 5.02.  Notices; Other Information.

(a)  Notice of Default, Litigation or ERISA Event.  Promptly after any Responsible Officer of the Company obtains knowledge of:

(i)  the occurrence or existence of a Default or Event of Default;

(ii)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed by the Company to the Administrative Agent, that in each case would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)  the occurrence of any ERISA Event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(iv)  any development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

the Company shall furnish to the Administrative Agent written notice describing the same and, in the case of clause (i), the action which the Company has taken or proposes to take with respect thereto.

(b)  Other Information.  The Company shall, promptly following a request by any Lender, deliver to such Lender all documentation and other information with respect to the Company and its Subsidiaries that such Lender reasonably requests in order to comply with its obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.  The Company shall promptly following receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent (for further delivery to each applicable Lender, as the case may be) such other information with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent (or by any Lender through the Administrative Agent); provided that the Company shall not be required to provide any such information to the extent that the provision thereof would, in the Company’s good faith judgment, violate any work product or attorney-client privilege (or result in the loss thereof), violate any law, rule or regulation applicable to the Company and/or any Subsidiary or any obligation of confidentiality to a third party binding on the Company and/or any Subsidiary (so long as such confidentiality obligation was not entered into in contemplation of preventing such information from being provided to the Administrative Agent); provided further that the Company shall provide the Administrative Agent with notice of the existence of any such information that is being withheld.

SECTION 5.03.  Books and Records; Inspections.  The Company shall, and shall cause each of its Subsidiaries to, keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.  The Company shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent (acting on its own behalf or on behalf of any of the Lenders) or any representative designated by the Administrative Agent, all at the expense of the Company and at mutually agreeable times and upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from those portions of its books and records relating to financial condition, and to discuss its financial affairs with its officers; provided that (a) the Administrative Agent may not exercise such rights more often than once in any Fiscal Year, unless an Event of Default has occurred and is continuing and (b) neither the Company nor any Subsidiary shall be required to permit any of the foregoing to the extent that such visit, inspection, examination or discussion would, in the Company’s good faith judgment, violate any work product or attorney-client privilege (or result in the loss thereof), violate any law, rule or regulation applicable to the Company and/or any Subsidiary or any obligation of confidentiality to a third party binding on the Company or any Subsidiary (so long as such confidentiality obligation was not entered into in contemplation of preventing such visit, inspection, examination or discussion); provided that the Company shall provide the Administrative Agent with notice of the existence of any such information that is being so withheld.

SECTION 5.04.  Maintenance of Property; Maintenance of Insurance.  The Company shall, and shall cause each of its Subsidiaries to:

(a)  keep all property necessary in the business of the Company or such Subsidiary in working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)  maintain, with insurance companies the Company believes to be reputable and financially sound, insurance in such amounts (after giving effect to self-insurance) and against such risks as the Company reasonably believes to be prudent in light of the business of the Company and its Subsidiaries and the availability of insurance on a cost-effective basis.

SECTION 5.05.  Compliance with Laws.  The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, except where failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company shall maintain in effect policies and procedures designed to promote compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 5.06.  Maintenance of Existence; Conduct of Business.  Except as provided in Sections 6.03 and 6.05, (a) the Company shall, and shall cause each other Loan Party to, do or cause to be done all things necessary to preserve and maintain its legal existence and (b) each Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, except, in the case of this clause (b), where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07.  Payment of Taxes.  The Company shall, and shall cause each of its Subsidiaries to, pay all Taxes required to be paid by them before the same shall become delinquent or in default, except to the extent (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  (a) The proceeds of the Term Loans will be used by the Company to pay the consideration for the CUSIP Acquisition and to pay fees, costs and expenses incurred in connection with the Transactions and, to the extent of any remaining proceeds thereof, for working capital and other general corporate purposes of the Company and its Subsidiaries. The proceeds of the Revolving Loans and Swingline Loans will be used to finance, in part, the Existing Credit Agreement Refinancing and for working capital and other general corporate purposes of the Company and its Subsidiaries.  Letters of Credit will be issued for general corporate purposes of the Company and its Subsidiaries.

(b)  No Borrower will request any Loan or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions.

SECTION 5.09.  Guarantee Requirement.  If (a) during any Non-Investment Grade Covenant Period, (i) any Subsidiary is formed or acquired and such Subsidiary is a Designated Subsidiary or (ii) any Subsidiary otherwise becomes a Designated Subsidiary (including as a result of becoming a Material Subsidiary) or (b) a Reinstatement Event shall have occurred, the Company shall, within 60 days (or such longer period as the Administrative Agent may agree), notify the Administrative Agent thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary (or in the case of clause (b), with respect to each Designated Subsidiary).

ARTICLE VI

Negative Covenants

Until the Termination Date, the Company covenants and agrees that:

SECTION 6.01.  Indebtedness.  (a) During any Investment Grade Covenant Period, the Company shall not permit any Subsidiary (other than a Subsidiary Guarantor) to create, incur, assume or permit to exist any Indebtedness, except:

(i)  Indebtedness created under the Loan Documents;

(ii)  Indebtedness described on Schedule 6.01 and any Refinancing Indebtedness in respect thereof;

(iii)  (A) Indebtedness of any Subsidiary (x) incurred to finance the acquisition, construction, repair or improvement of any fixed or capital assets, including any Capital Lease, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (y) assumed in connection with the acquisition of any fixed or capital assets, and (B) any Refinancing Indebtedness in respect thereof;

(iv)  (A) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder), or Indebtedness of any Person that is assumed by any Subsidiary in connection with any Acquisition or similar Investment, in each case, after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such Acquisition or other Investment is consummated and is not created in contemplation thereof, and (B) any Refinancing Indebtedness in respect thereof;

(v)  Indebtedness of any Subsidiary owed to the Company or any other Subsidiary, provided that such Indebtedness shall not have been transferred to any other Person other than the Company or a Subsidiary;

(vi)  Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided, that a Subsidiary shall not Guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon;

(vii)  Specified Permitted Indebtedness;

(viii)  other Indebtedness (in addition to any Indebtedness permitted pursuant to clauses (i) through (vii) above), provided that at the time of incurrence of such Indebtedness and after giving pro forma effect thereto and to all related transactions, the sum, without duplication, of (A) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by this clause (viii) and (B) the aggregate outstanding principal amount of Indebtedness secured by Liens permitted by Section 6.02(n) does not exceed the greater of (A) US$220,000,000 and (B) 10% of Consolidated Total Assets as of the last day of the then most recently ended Test Period; and

(ix)  all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of any Subsidiary.

(b)  During any Non-Investment Grade Covenant Period, the Company shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)  (A) Indebtedness created under the Loan Documents and (B) any Refinancing Indebtedness in respect thereof;

(ii)  (A) Indebtedness of the Company and the Subsidiary Guarantors in respect of the Senior Notes and (B) any Refinancing Indebtedness in respect thereof;

(iii)  (A) Indebtedness described on Schedule 6.01 and (B) any Refinancing Indebtedness in respect thereof;

(iv)  (A) Indebtedness of the Company or any Subsidiary (1) incurred to finance the acquisition, construction, repair or improvement of any assets, including any Capital Lease, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such assets, (2) assumed in connection with the acquisition of any assets or (3) otherwise with respect to Capital Leases (including Capital Leases arising out of Sale/Leaseback Transactions); provided, in the case of this clause (A), that at the time of incurrence or assumption of such Indebtedness and after giving pro forma effect thereto and to all related transactions, the aggregate principal amount of Indebtedness then outstanding under this clause (A), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (B) below, shall not exceed the greater of (x) US$80,000,000 and (y) 3.65% of Consolidated Total Assets as of the last day of the then most recently ended Test Period; and (B) any Refinancing Indebtedness in respect thereof;

(v)  (A) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company a Subsidiary in a transaction permitted hereunder) or Indebtedness assumed by the Company or any Subsidiary in connection with any Acquisition or similar Investment permitted hereunder, in each case, after the Effective Date, provided that (1) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such Acquisition or Investment is consummated and is not created in contemplation thereof, (2) after giving effect thereto and all related transactions (including such Acquisition or Investment) on a Pro Forma Basis, as of the last day of the then most recently ended Test Period, the Company would be in compliance with the Financial Covenant and (3) no Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Indebtedness; and (B) any Refinancing Indebtedness in respect thereof;

(vi)  (A) Indebtedness of the Company or any Subsidiary incurred in connection with any Acquisition or similar Investment permitted hereunder after the Effective Date; provided that (1) after giving effect thereto and all related transactions (including such Acquisition or Investment) on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred and assuming the borrowing of the full amount thereof), as of the last day of the then most recently ended Test Period, the Company would be in compliance with the Financial Covenant, (2) no Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Indebtedness and (3) other than in the case of Customary Bridge Loans, the stated final maturity of such Indebtedness shall not be earlier than the latest Maturity Date in effect at the time of incurrence of such Indebtedness; and (B) any Refinancing Indebtedness in respect thereof;

(vii)  unsecured Indebtedness of the Company or any Subsidiary Guarantor, provided that (A) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed the excess of (x) US$750,000,000 less (y) the aggregate amount of the Incremental Revolving Commitments established prior to such time, (B) after giving effect thereto and all related transactions on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred and assuming the borrowing of the full amount thereof) as of the last day of the then most recently ended Test Period, the Company would be in compliance with the Financial Covenant, (C) such Indebtedness complies with the Required Debt Parameters and (D) no Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Indebtedness;

(viii)  (A) Indebtedness of the Company or any Subsidiary; provided that (1) after giving effect thereto and all related transactions on a Pro Forma Basis (without “netting” the cash proceeds of the applicable Indebtedness being incurred and assuming the borrowing of the full amount thereof), as of the last day of the then most recently ended Test Period, (x) the Company would be in compliance with the Financial Covenant and (y) the Leverage Ratio would not exceed a level that is 0.50x lower than the maximum Leverage Ratio that is then applicable under Section 6.09(a), (2) such Indebtedness complies with the Required Debt Parameters and (3) no Event of Default shall have occurred and be continuing immediately after giving effect to the incurrence of such Indebtedness; and (B) any Refinancing Indebtedness in respect thereof;

(ix)  Indebtedness of the Company or any Subsidiary owing to the Company or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary and (B) any such Indebtedness of any Loan Party owing to any Subsidiary that is not a Subsidiary Guarantor shall be unsecured and subordinated in right of payment to the Obligations;

(x)  Guarantees by the Company or any Subsidiary of Indebtedness of the Company or any Subsidiary that is permitted pursuant to this Section 6.01(b);

(xi)  Specified Permitted Indebtedness;

(xii)  (A) other Indebtedness of the Company or any Subsidiary; provided that at the time of incurrence of such Indebtedness and after giving pro forma effect thereto and to all related transactions, the aggregate principal amount of Indebtedness then outstanding under this clause (A), together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (B) below, shall not exceed the greater of (x) US$170,000,000 and (y) 7.75% of Consolidated Total Assets as of the last day of the then most recently ended Test Period; and (B) any Refinancing Indebtedness in respect thereof;

(xiii)  without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Company or any Subsidiary.

SECTION 6.02.  Liens.  The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, except:

(a)  Liens created under the Loan Documents;

(b)  Permitted Encumbrances;

(c)  any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and, to the extent such property or assets have a fair market value exceeding US$5,000,000 in the aggregate, set forth on Schedule 6.02; provided that (i) such Lien shall not attach to any other asset of the Company or any Subsidiary (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon), provided that individual financings of the type permitted under Section 6.01(b)(iv) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates, and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (or, in the case of any such obligations constituting Indebtedness, any Refinancing Indebtedness in respect thereof permitted by Section 6.01);

(d)  any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not attach to any other asset of the Company or any Subsidiary (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon and any ancillary rights), provided that individual financings of the type permitted under Section 6.01(b)(iv) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (or, in the case of any such obligations constituting Indebtedness, any Refinancing Indebtedness in respect thereof permitted by Section 6.01);

(e)  Liens on assets acquired, constructed, repaired or improved by the Company or any Subsidiary securing Indebtedness, including Capital Leases, incurred to finance such acquisition, construction, repair or improvement, and any obligations relating thereto not constituting Indebtedness, and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (or that constitute Refinancing Indebtedness in respect thereof permitted by Section 6.01); provided that such Liens shall not attach to any asset of the Company or any Subsidiary other than the assets financed by such Indebtedness (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon and any ancillary rights (including related contract rights and payment intangibles and other assets related thereto)), provided that individual financings of the type permitted under Section 6.01(b)(iv) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates;

(f)  in connection with any Disposition of Capital Stock or other assets in a transaction permitted under Sections 6.03 and, if applicable, 6.05, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;

(g)  in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary of the Company or (B) the Capital Stock in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Capital Stock in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement or Liens on Capital Stock in such Subsidiary or such other Person securing obligations of such Persons;

(h)  Liens on any cash deposits (including as part of any escrow arrangement) made by the Company and/or any of its Subsidiaries in connection with any Acquisition or other Investment, or any Disposition, permitted hereunder;

(i)  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(j)  Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Subsidiary permitted under Section 6.01;

(k)  Liens in favor of any Loan Party;

(l)  Liens on cash and Cash Equivalents used to defease, redeem, satisfy or discharge Indebtedness;

(m)  Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into a dedicated account to secure such Indebtedness pending the application of such proceeds to finance such transaction, and on cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in such dedicated account pending application for such purpose; and

(n)  other Liens securing Indebtedness or other obligations; provided that at the time of incurrence of such Indebtedness or obligations and after giving pro forma effect thereto and to all related transactions, the aggregate outstanding principal amount of Indebtedness or other obligations secured by Liens permitted by this clause (n) does not exceed the greater of (x) US$170,000,000 and (y) 7.75% of Consolidated Total Assets as of the last day of the then most recently ended Test Period.

SECTION 6.03.  Fundamental Changes; Business Activities.

(a)  The Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person, or liquidate, wind-up or dissolve, except that:

(i)  any Subsidiary of the Company may merge or consolidate with or into the Company or any Subsidiary, provided that (A) in the case of any such transaction involving the Company, the Company shall be the surviving or continuing Person, (B) in the case of any such transaction involving a Borrowing Subsidiary, such Borrowing Subsidiary (or, in the case of a merger or consolidation of such Borrowing Subsidiary with or into the Company or another Borrowing Subsidiary, the Company or such other Borrowing Subsidiary) shall be the surviving or continuing Person and (C) in the case of any such transaction consummated during any Non-Investment Grade Covenant Period and involving a Subsidiary Guarantor, the surviving or continuing Person shall be a Subsidiary Guarantor (or, in the case of a merger or consolidation of such Subsidiary Guarantor with or into the Company, the Company) or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent;

(ii)  any Person (other than the Company or a Subsidiary) may merge or consolidate with or into (A) the Company in a transaction in which the Company is the surviving or continuing Person or (B) any Subsidiary in a transaction in which such Subsidiary or a Person that becomes a Subsidiary is the surviving or continuing Person, provided that (x) in the case of any such transaction involving a Borrowing Subsidiary, such Borrowing Subsidiary shall be the surviving or continuing Person and (y) in the case of any such transaction consummated during any Non-Investment Grade Covenant Period and involving a Subsidiary Guarantor, the surviving or continuing Person shall be a Subsidiary Guarantor or the continuing or surviving Person shall expressly assume the obligations of such Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent;

(iii)  any Subsidiary (other than a Borrowing Subsidiary) may merge or consolidate with or into any Person (other than the Company) in a transaction permitted under Section 6.03(b) and, if consummated during any Non-Investment Grade Covenant Period, 6.05 in which, after giving effect to such transaction, the surviving or continuing Person is not a Subsidiary; and

(iv)  any Subsidiary (other than a Borrowing Subsidiary) may liquidate, wind-up or dissolve if the Company determines in good faith that such liquidation, winding-up or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

(b)  The Company shall not, and shall not permit any of its Subsidiaries to, Dispose of, directly or through any merger or consolidation and whether in one transaction or in a series of transactions, assets (including Capital Stock of Subsidiaries) representing all or substantially all of the assets of the Company and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole (it being understood that this Section 6.03(b) shall not restrict Disposition of assets between or among the Company and the Subsidiaries).

(c)  The Company will not permit any Borrowing Subsidiary, for so long as it is a Borrowing Subsidiary, to cease to be a wholly owned Subsidiary of the Company; provided that this Section shall not prohibit any merger or consolidation of a Borrowing Subsidiary consummated in accordance with Section 6.03(a).

(d)  The Company shall not, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses and activities of the type engaged in on the Effective Date (including the business and activities of the CUSIP Business) and businesses and other activities reasonably complementary, related or incidental thereto or that are reasonable extensions, developments or expansions thereof.

SECTION 6.04.  Sale/Leaseback Transactions.  The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction, except:

(a)  Sale/Leaseback Transactions entered into in compliance with Section 6.03(b) and, if consummated during any Non-Investment Grade Covenant Period, Section 6.05;

(b)  any Sale/Leaseback Transaction where the applicable lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Subsidiary), including renewals; or

(c)  any Sale/Leaseback Transaction if the Company or such Subsidiary, within 360 days after the sale of the applicable property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net cash proceeds (as determined by the Company in good faith) of the sale of such property to (i) the prepayment of any Term Loans outstanding at that time, the repayment of any Revolving Loans outstanding at that time (with a concomitant termination of the Revolving Commitments), the repayment, prepayment, redemption, satisfaction or defeasance of the Senior Notes or other Indebtedness of the Company that is not subordinated in right of payment to the Loans or any Indebtedness of a Subsidiary, (ii) acquire other property or (iii) a combination thereof.

SECTION 6.05.  Dispositions.  During any Non-Investment Grade Covenant Period, the Company shall not, and shall not permit any Subsidiary to, Dispose of assets (including Capital Stock) having a fair market value in excess of the greater of US$30,000,000 and 1.50% of Consolidated Total Assets as of the last day of the then most recently ended Test Period in a single transaction or in a series of transactions, except:

(a)  Dispositions (including of Capital Stock) among the Company and/or any Subsidiary (upon voluntary liquidation or otherwise);

(b)  (i) Dispositions of inventory, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(c)  Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Company, is (i) no longer used or useful in the business of the Company and its Subsidiaries or (ii) otherwise economically impracticable to maintain;

(d)  Dispositions of cash and/or Cash Equivalents;

(e)  (i) Dispositions permitted under Section 6.03 (other than Section 6.03(a)(iii)) and (ii) Dispositions that constitute or effect (A) Liens permitted by Section 6.02, (B) Sale/Leaseback Transactions permitted by Section 6.04 (other than Section 6.04(a)), (C) Restricted Payments permitted by Section 6.06 and (D) Investments permitted by Section 6.07 (other than Section 6.07(n));

(f)  Dispositions of property to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(g)  Dispositions of Investments in any joint venture or any Subsidiary that is not a wholly owned Subsidiary, in each case, to the extent required by, or made pursuant to, buy/sell arrangements between parties to such joint venture or equityholders in such Subsidiary set forth in the joint venture agreement, operating agreement, shareholders agreement or similar agreement governing such joint venture or such Subsidiary;

(h)  Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any non-recourse factoring, discount, netting and/or forgiveness thereof) or in connection with the collection or compromise thereof (including pursuant to incentive, supplier finance or similar programs);

(i)  Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license) (i) the Disposition or termination of which will not materially interfere with the business of the Company and its Subsidiaries, taken as a whole, or (ii) which relate to closed facilities or the discontinuation of any line of business;

(j)  (i) any termination of any lease, sublease, license or sublicense in the ordinary course of business (and any related Disposition of improvements made to leased or sub-leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(k)  Dispositions of property subject to foreclosure, casualty, condemnation, taking or similar event proceedings;

(l)  Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(m)  (i) licensing, sublicensing or cross-licensing arrangements involving any technology, software or intellectual property of the Company or any Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of any technology, software or intellectual property, or any issuances or registrations, or any applications for issuances or registrations, of any intellectual property, which, in the good faith determination of the Company, are not material to the conduct of the business of the Company or its Subsidiaries or are no longer economical to maintain in light of their use;

(n)  Dispositions of non-core assets (as determined by the Company in good faith) acquired in connection with any Acquisition or similar Investment permitted hereunder and sales of real property and related assets acquired in any Acquisition or similar Investment permitted hereunder; provided, that immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred and be continuing;

(o)  Dispositions made to comply with any order of any Governmental Authority or any applicable law;

(p)  terminations or unwinds of Hedging Agreements;

(q)  Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities of any Employee Related Person of the Company or any Subsidiary;

(r)  any sale of equipment or other assets purchased at the end of an operating lease and resold thereafter;

(s)  any Disposition of Capital Stock of any Subsidiary to members of the board of directors (or equivalent body otherwise named) of such Subsidiary in order to qualify members of the board of directors of such Subsidiary, if required by applicable law;

(t)  dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties that would not reasonably be expected to interfere in any material respect with the operations of the Company and the other Subsidiaries, taken as a whole;

(u)  any exchange of assets for services or other assets of comparable or greater value or usefulness to the business of the Company or any other Subsidiary in the ordinary course of business;

(v)  any Disposition in a Sale/Leaseback Transaction of any property acquired or built by the Company or any Subsidiary after the Effective Date; provided that such Disposition is for at least fair market value; and

(w)  other Dispositions; provided that (i) immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred and be continuing, (ii) such Disposition is for at least fair market value and (iii) the aggregate fair market value of all assets Disposed of in reliance on this clause (w) shall not exceed (A) in any Fiscal Year, 20% of Consolidated Total Assets as of the last day of the immediately preceding Fiscal Year for which financial statements have been delivered pursuant to Section 5.01(b) (or, prior thereto, as of August 31, 2021, but giving pro forma effect to the CUSIP Acquisition) or (B) since the Effective Date, 40% of the sum of (x) the aggregate fair market value of all assets Disposed of in reliance on this clause (w) and (y) the Consolidated Total Assets as of the last day of the most recent Test Period (giving pro forma effect to the CUSIP Acquisition, but not giving pro forma effect to such Disposition).

Any determination of fair market value for purposes of this Section 6.05 with respect to any Disposition shall be made by the Company in good faith at its election either (x) at the time of the execution of the definitive agreement governing such Disposition or (y) the date on which such Disposition is consummated.

SECTION 6.06.  Restricted Payments.  During any Non-Investment Grade Covenant Period, the Company shall not make any Restricted Payment, except:

(a)  the Company may make Restricted Payments made solely in its Capital Stock;

(b)  the Company may repurchase Capital Stock upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represent all or a portion of the exercise price of, or tax withholding with respect to, such options, warrants or other securities convertible into or exchangeable for Capital Stock;

(c)  the Company may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Company;

(d)  the Company may make Restricted Payments consisting of (i) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Person of the Company or any Subsidiaries or (ii)

repurchases of Capital Stock in consideration of the payments described in clause (i) above, including demand repurchases in connection with the exercise of stock options;

(e)  so long as no Event of Default has occurred, is continuing or would result therefrom, the Company may repurchase, redeem, retire or otherwise acquire for value its Capital Stock held by any Employee Related Person of the Company or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment arrangements or any equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, redemptions, retirements or other acquisitions pursuant to the terms of any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment arrangements or any equity holders’ agreement, the aggregate amount of all cash and Cash Equivalents paid in respect of all such Restricted Payments in any calendar year shall not exceed US$80,000,000, which amount, to the extent not used in any calendar year, shall be carried forward to the succeeding calendar years;

(f)  the Company may make any Restricted Payment with the proceeds of a substantially concurrent issuance and sale of its Capital Stock; and

(g)  so long as no Default or Event of Default shall have occurred and be continuing on the date of declaration of such Restricted Payment or would result therefrom if paid on such date, the Company may (i) declare and pay cash dividends and (ii) make in cash other Restricted Payments so long as, in the case of this clause (ii), such Restricted Payments shall have been approved by the board of directors (or equivalent governing body) of the Company.

SECTION 6.07.  Investments.  During any Non-Investment Grade Covenant Period, the Company shall not, and shall not permit any of its Subsidiaries to, make any Investment in any other Person, except:

(a)  Cash Equivalents and Investments that were Cash Equivalents at the time made;

(b)  Investments (i) existing on or contemplated as of the Effective Date and set forth on Schedule 6.07, (ii) existing on the Effective Date in the Company or any Subsidiary or (iii) consisting of any modification, replacement, renewal or extension of any Investment described in clause (i) or (ii) above so long as such modification, renewal or extension does not increase the amount of such Investment except by the terms thereof as in effect on the Effective Date and set forth on Schedule 6.07 or as otherwise permitted by this Section 6.07;

(c)  Investments in the Company or any Subsidiary;

(d)  the CUSIP Acquisition;

(e)  any Permitted Acquisition;

(f)  Investments received in lieu of cash in connection with any Disposition permitted by Section 6.05;

(g)  Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(h)  loans and advances for moving, entertainment and travel expenses, drawing accounts and similar expenditures or of payroll payments or other compensation, in each case, to any Employee Related Person of the Company or any Subsidiary in the ordinary course of business;

(i)  Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Employee Related Person of the Company or its Subsidiaries;

(j)  Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Company or any Subsidiary;

(k)  Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers, suppliers, licensors, sublicensors, licensees or sublicensees;

(l)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(m)  Investments to the extent that payment therefor is made solely with Capital Stock in the Company or with the proceeds of a substantially concurrent issuance and sale of Capital Stock of the Company;

(n)  Investments consisting of Indebtedness permitted under Section 6.01;

(o)  (i) Investments held by any Person that becomes a Subsidiary (or that is merged or consolidated with or into the Company or any Subsidiary) after the Effective Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and were in existence on the date such Person became a Subsidiary (or the date of such merger or consolidation) and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except by the terms thereof as then in effect or as otherwise permitted by this Section 6.07;

(p)  (i) Guarantees of leases or subleases (other than Capital Leases) or of other obligations not constituting Indebtedness and (ii) Guarantees of the lease obligations of suppliers,

customers, distributors and licensees of the Company or its Subsidiaries, in each case, in the ordinary course of business;

(q)  Investments in the form of Hedging Agreements not entered into for speculative purposes;

(r)  Investments by the Company and/or any Subsidiary that result solely from the receipt by the Company or such Subsidiary of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof), in each case, without consideration therefor being paid by the Company or any Subsidiary;

(s)  Investments consisting of licensing, sublicensing or contribution of any intellectual property pursuant to joint marketing or joint development arrangements with other Persons in the ordinary course of business;

(t)  so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Investments in any joint ventures or any other Person that is not a Subsidiary, including any such Investments made as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business; and

(u)  Investments by the Company or any of its Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (i) US$100,000,000 and (ii) 4.55% of Consolidated Total Assets as of the last day of the then most recently ended Test Period.

SECTION 6.08.  Restrictive Agreements.  During any Non-Investment Grade Covenant Period, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary that is not a Subsidiary Guarantor to pay dividends or make other distributions to the Company or any Subsidiary Guarantor, other than (i) restrictions and conditions contained in any Loan Document or in definitive documents evidencing or governing any Refinancing Indebtedness in respect of the Loans, (ii) restrictions and conditions contained in the Indenture, as in effect on the Effective Date, or in definitive documents evidencing or governing any other Indebtedness of the Company or any Subsidiary, provided that such restrictions and conditions contained in definitive documents evidencing or governing any such other Indebtedness (when taken as a whole and in the good faith judgment of the Company) are not materially less favorable to the interests of the Lenders than the restrictions and conditions contained in the Indenture as in effect on the Effective Date, (iii) restrictions and conditions existing on the Effective Date and identified on Schedule 6.08 and amendments, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded in any material respect as a result thereof, (iv) restrictions and conditions contained in agreements relating to a Disposition of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such Disposition, provided that such restrictions and conditions apply only to the Subsidiaries (and their Capital Stock), or the assets, that are to be Disposed of and such Disposition is permitted hereunder, (v) restrictions and conditions contained in agreements evidencing or governing Indebtedness of any Subsidiary that is not a Subsidiary Guarantor permitted by Section 6.01, provided that such restrictions or conditions apply only to Subsidiaries that are not Subsidiary Guarantors or any Capital Stock thereof, (vi) restrictions and conditions imposed on a Subsidiary (and any of its subsidiaries) and existing at the time it became a Subsidiary, if such restrictions and conditions were not created in connection with or in anticipation of the transaction or series or transactions pursuant to which such it became a Subsidiary and only to the extent applying to such Subsidiary and its subsidiaries, and amendments, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such prohibition or restriction), provided, in each case, that the scope of any such prohibition or restriction shall not have been expanded in any material respect as a result thereof, (vii) in the case of any Subsidiary that is not a wholly owned Subsidiary or the Capital Stock in any Person that is not a Subsidiary, restrictions and conditions imposed by the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to such Subsidiary and to any Capital Stock in such Subsidiary or to the Capital Stock in such other Person, as applicable, (viii) (A) restrictions and conditions in favor of the State of Connecticut acting by and through its Department of Economic and Community Development (the “DECD”) pursuant to a Security Agreement dated as of March 21, 2012, between the DECD and the Company, solely to the extent any such negative pledge relates to the “Collateral” under and as defined in such Security Agreement and (B) other restrictions and conditions under arrangements with any Governmental Authority imposed on the Company or any Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives, (ix) restrictions and conditions existing under or by reason of any applicable law or any applicable rule, regulation, order, license, permit, grant or similar restriction, (x) in the case of clause (a) above, restrictions and conditions contained in agreements evidencing or governing Indebtedness or other obligations secured by Liens permitted by Section 6.02 (other than Sections 6.02(k) and 6.02(n)), in each case, if such restrictions or conditions apply only to the assets subject to such Liens, (x) in the case of clause (a) above, customary provisions in leases and other contracts restricting the assignment thereof and customary restrictions in respect of intellectual property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such intellectual property, (xi) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business, (xii) restrictions and conditions that prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis, (xiii) restrictions and conditions arising in any Hedging Agreement and/or any agreement or arrangement relating to Cash Management Services, (xii) restrictions and conditions in any agreement or instrument evidencing or governing any other Indebtedness or obligations of the Company or any Subsidiary, provided that such restrictions and conditions (when taken as a whole and in the good faith judgment of the Company) are on customary market terms for Indebtedness or other obligations of such type and would not reasonably be expected to impair in any material respect the ability of the Company and the other Loan Parties to comply with their obligations under the Loan Documents, and (xiii) restrictions and conditions imposed by any amendment, extension or renewal of any agreement, instrument or obligation referred to in clauses (i) through (xii) above, provided that no amendment, extension or renewal is (when taken as a whole and in the good faith judgment of the Company) materially more restrictive with respect to such restrictions than those in existence prior to such amendment, extension or renewal.

SECTION 6.09.  Financial Covenants.

(a)  Leverage Ratio.  The Company shall not permit the Leverage Ratio as of the last day of any Test Period, commencing with the first Test Period ending after the Effective Date, to exceed, (i) commencing with the Test Period ending on May 31, 2022, 4.00 to 1.00, (ii) commencing with the Test Period ending on August 31, 2023, 3.75 to 1.00 and

(iii) commencing with the Test Period ending on August 31, 2024, 3.50 to 1.00; provided that in the event that the Company or any Subsidiary shall consummate any Qualified Material Acquisition, the Company may, by a notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), increase the maximum Leverage Ratio permitted under this Section by 0.50 to 1.00 with respect to the Fiscal Quarter in which such Qualified Material Acquisition is consummated and the subsequent four consecutive Fiscal Quarters; provided further that the Company may not deliver such notice to the Administrative Agent more than twice since the Effective Date.

(b)  Interest Coverage Ratio.  During any Non-Investment Grade Covenant Period, the Company shall not permit the Interest Coverage Ratio for any Test Period, commencing with the first Test Period the last Fiscal Quarter of which commenced after the commencement of such Non-Investment Grade Covenant Period, to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01.  Defaults.  If any of the following events (“Events of Default”) shall occur:

(a)  Non-Payment of the Loans, Etc.  Default in the payment when due of the principal of any Loan, whether at the due date thereof or at a date fixed for prepayment or otherwise, or any reimbursement obligation in respect of any LC Disbursement; or default, and continuance thereof for five Business Days, in the payment when due of any interest, fee or other amount (other than principal or any reimbursement obligation in respect of an LC Disbursement) payable by the Company or any Borrowing Subsidiary hereunder or by any Loan Party under any other Loan Document;

(b)  Non-Payment or Default as to Other Indebtedness.  Failure to perform any term, provision or condition shall occur, or any other event in the nature of default shall occur, under the terms applicable to any Material Indebtedness and such failure or event shall (i) consist of the failure to make any payment (whether of principal or interest and regardless of amount) in respect of such Material Indebtedness when due, whether by acceleration or otherwise (but after giving effect to any grace period applicable thereto), or (ii) accelerate the maturity of such Material Indebtedness or permit (with or without the giving of notice, but after giving effect to any grace period applicable thereto) the holder or holders thereof, or any trustee or agent for such holder or holders (or, in the case of any Hedging Agreement, the applicable counterparty), to cause such Material Indebtedness to become due and payable (or require the Company or any Subsidiary to prepay, purchase, redeem or defease such Material Indebtedness or, in the case of any Hedging Agreement, to cause the termination thereof) prior to its expressed maturity; provided that that this paragraph (b) shall not apply to (i) any redemption, repurchase, conversion or settlement in respect of Convertible Indebtedness pursuant to its terms (other than any right to convert such Indebtedness into cash that is triggered by an event of default, a change of control or a similar event, however denominated), (ii) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or any casualty or condemnation with respect to, assets securing such Indebtedness, (iii) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated, (iv) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement or (v) in the case of any Hedging Agreement, termination events or equivalent events pursuant to the terms of such Hedging Agreement not arising as a result of a default by the Company or any Subsidiary thereunder;

(c)  Non-Compliance with Loan Documents.  (i) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 5.02(a), 5.06(a) or 5.08 or Article VI or (ii) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other clause of this Section 7.01) and continuance of such failure described in this clause (ii) for 30 days after the receipt by the Company of written notice thereof from the Administrative Agent;

(d)  Representations or Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document, or in any certificate furnished by or on behalf of any Loan Party to the Administrative Agent, any Lender or any Issuing Bank in connection with any of the Loan Documents, shall prove to have been untrue in any material respect when made or deemed made;

(e)  Judgments.  Final judgments for the payment of money which exceed an aggregate of US$50,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) provided by an independent insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Company or any of its Material Subsidiaries and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments;

(f)  Invalidity of Loan Documents, Etc.  Any material Loan Document shall cease to be in full force and effect (other than in accordance with its terms); or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any material Loan Document (other than, in the case of any Guarantee, upon the release thereof in accordance with its terms or, in the case of any Guarantee provided by any Subsidiary Guarantor, as a result of the release thereof as provided in Section 10.14); or the Parent Guarantee or any other Guarantee purported to be created under any Loan Document shall cease to be in full force or effect (other than in accordance with its terms or, in the case of any Guarantee provided by any Subsidiary Guarantor, as a result of the release thereof as provided in Section 10.14); or any Loan Party shall contest the validity, binding nature or enforceability thereof, or any Loan Party shall deny that it has any further liability thereunder (other than, in the case of any Guarantee, upon the release thereof in accordance with its terms or, in the case of any Guarantee provided by any Subsidiary Guarantor, as a result of the release thereof as provided in Section 10.14);

(g)  Change of Control.  A Change of Control shall occur;

(h)  Bankruptcy, Insolvency, Etc.  The Company or any Material Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Material Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Material Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (other than, in the case of any Material Subsidiary that is not a Borrower, a dissolution or liquidation permitted by Section 6.03), is commenced in respect of the Company or any Material Subsidiary, and if such case or proceeding is not commenced by the Company or such Material Subsidiary, it is consented to or acquiesced in by the Company or such Material Subsidiary, or remains for 60 days undismissed; or the Company or any Material Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing;

(i)  Inability to Pay.  The Company or any Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(j)  ERISA.  An ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Company described in paragraph (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company and each Borrowing Subsidiary hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.19(m), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary to the extent permitted by applicable law; and in the case of any event with respect to the Company described in paragraph (i) of this Section, the Revolving Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company and each Borrowing Subsidiary hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and each Borrowing Subsidiary to the extent permitted by applicable law.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the

Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents with respect to the Administrative Agent, and the Administrative Agent’s duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, any Lender or any Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, including with respect to the existence and the aggregate amount of any Designated Cash Management Obligations or Designated Hedge Obligations at any time, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.  The Administrative Agent neither warrants nor accepts responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any interest rate used in this Agreement or with respect to any comparable or successor rate thereto, or replacement rate therefor (except such as shall result from the bad faith, gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction in a final and nonappealable judgment).

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan or the issuance, amendment or extension of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank, as applicable, unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank, as applicable, prior to the making of such Loan or such event as to such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

For all purposes of this Agreement and the other Loan Documents:

(a)  If the Administrative Agent notifies a Lender, an Issuing Bank, a Bank Product Provider or any Person that has received funds on behalf of a Lender, an Issuing Bank or a Bank Product Provider (any such Lender, Issuing Bank, Bank Product Provider or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Bank Product Provider or Issuing Bank shall (or, with respect to any Payment Recipient that received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.

(b)  Without limiting immediately preceding paragraph (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, such Bank Product Provider or such Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)  (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)  such Lender, such Bank Product Provider or such Issuing Bank shall (or, with respect to any Payment Recipient that received such funds on its behalf, shall cause such Payment Recipient to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this paragraph (b).

(c)  Each Lender, each Bank Product Provider and each Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, such Bank Product Provider or such Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, such Bank Product Provider or such Issuing Bank from any source, against any amount due to the Administrative Agent under paragraph (a) above or under the indemnification provisions of this Agreement.

(d)  In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with paragraph (a) above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient that received such Erroneous Payment (or portion thereof) on its behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Company or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder solely with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments, which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)  The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Loan Party for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

(f)  To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)  Each party’s obligations, agreements and waivers under paragraphs (a) through (f) above shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as well as activities as the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such.  In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under Section 7.01(a) or 7.01(h) shall have occurred and be continuing, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the

Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under Section 7.01(a) or 7.01(h) shall have occurred and be continuing, appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person, (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank and (iii) the retiring Administrative Agent may continue to hold, on behalf of the Revolving Lenders and the Issuing Banks, any cash collateral received by it pursuant to Section 2.19(m).  Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent or while holding cash collateral as contemplated by the immediately preceding sentence.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Managing Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

In case of the pendency of any proceeding with respect to any Loan Party under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any Borrowing Subsidiary) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(h)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.14, 10.03 and 10.18) allowed in such judicial proceeding; and

(i)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender (and shall be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have been authorized by each other holder of any Obligations) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or other holders of any Obligations, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03).

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 10.08 (or any similar provision in any other Loan Document) or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no holder of any Obligations (other than the Administrative Agent) shall have any right individually to enforce any Guarantee of the Obligations provided under the Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the holders of the Obligations in accordance with the terms thereof.  In furtherance of the foregoing and not in limitation thereof, no agreement relating to any Designated Cash Management Obligations or Designated Hedge Obligations will create (or be deemed to create) in favor of any holder of Obligations that is a party thereto any rights in connection with the management or release of the obligations of any Loan Party under any Loan Document.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Corruption Laws or Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) of the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) of the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agent or the Managing Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.14, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not Taxes are correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this paragraph. For the avoidance of doubt, a “Lender” shall, for purposes of this paragraph, include any Issuing Bank and any Swingline Lender. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Loan Parties shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Parent Guarantee

SECTION 9.01.  Parent Guarantee.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Revolving Lenders and the Swingline Lender to make Revolving Loans or Swingline Loans, as the case may be, to each Borrowing Subsidiary and the Issuing Banks to issue, amend or extend any Letters of Credit for the account of any Borrowing Subsidiary (and the Revolving Lenders to participate in such Letters of Credit as set forth herein), the Company hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future Loan Document Obligations of each Borrowing Subsidiary, whether for principal, interest (including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding, whether or not allowed as a claim in such proceeding), fees, expenses or otherwise (collectively, the “Guaranteed Borrowing Subsidiary Obligations”, and each such Borrowing Subsidiary being an “Obligor” and collectively, the “Obligors”).

SECTION 9.02.  Waivers.  The Company waives, to the extent permitted by applicable law, notice of the acceptance of this Parent Guarantee and of the extension or continuation of the Guaranteed Borrowing Subsidiary Obligations or any part thereof.  The Company further waives, to the extent permitted by applicable law, presentment, protest, notice of notices delivered or demand made on any Obligor or action or delinquency in respect of the Guaranteed Borrowing Subsidiary Obligations or any part thereof, including any right to require the Administrative Agent, the Lenders, the Issuing Banks or any other holder of any Guaranteed Borrowing Subsidiary Obligations to sue any Obligor, any other guarantor or any other Person obligated with respect to the Guaranteed Borrowing Subsidiary Obligations or any part thereof.  The Administrative Agent, the Lenders, the Issuing Banks and the other holders of any Guaranteed

Borrowing Subsidiary Obligations shall have no obligation to disclose or discuss with the Company their assessments of the financial condition of the Obligors.

SECTION 9.03.  Guarantee Absolute.  This Parent Guarantee is a guarantee of payment and not of collection, is intended to have the same effect as if the Company were a primary obligor of the Guaranteed Borrowing Subsidiary Obligations and not merely a surety, and the validity and enforceability of this Parent Guarantee shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Borrowing Subsidiary Obligations or any part thereof or any agreement relating thereto at any time, (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Borrowing Subsidiary Obligations or any part thereof or any agreement relating thereto, (c) any waiver of any right, power or remedy with respect to the Guaranteed Borrowing Subsidiary Obligations or any part thereof or any agreement relating thereto, (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guarantees with respect to the Guaranteed Borrowing Subsidiary Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Borrowing Subsidiary Obligations or any part thereof, (e) the enforceability or validity of the Guaranteed Borrowing Subsidiary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto, (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Borrowing Subsidiary Obligations, any part thereof or amounts which are not covered by this Parent Guarantee even though the Administrative Agent, the Lenders and the Issuing Banks might lawfully have elected to apply such payments to any part or all of the Guaranteed Borrowing Subsidiary Obligations or to amounts which are not covered by this Parent Guarantee, (g) any change in the ownership of any Obligor or the insolvency, bankruptcy or any other change in the legal status of any Obligor, (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Borrowing Subsidiary Obligations, (i) the failure of the Company or any Obligor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Borrowing Subsidiary Obligations or this Parent Guarantee, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Borrowing Subsidiary Obligations or this Parent Guarantee, (j) the existence of any claim, setoff or other rights which the Company may have at any time against any Obligor, or any other Person in connection herewith or an unrelated transaction, (k) the Administrative Agent’s, any Lender’s or any Issuing Bank’s election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of section 1111(b)(2) of the United States Bankruptcy Code, (l) any borrowing, use of cash collateral, or grant of a security interest by the Company, as debtor in possession, under section 363 or 364 of the United States Bankruptcy Code, (m) the disallowance of all or any portion any Person’s claims for repayment of the Guaranteed Borrowing Subsidiary Obligations under section 502 or 506 of the United States Bankruptcy Code, or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, in each case, whether or not the Company shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this Section.  It is agreed that the Company’s liability hereunder is several and independent of any other guarantees or other obligations at any time in effect with respect to the Guaranteed Borrowing Subsidiary Obligations or any part thereof and that the Company’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Obligor of the Guaranteed Borrowing Subsidiary Obligations in the manner agreed upon between the Obligor and the Administrative

Agent, the Lenders, the Issuing Banks and other holders of any Guaranteed Borrowing Subsidiary Obligations.

SECTION 9.04.  Acceleration.  The Company agrees that, as between the Company on the one hand and the Lenders, the Issuing Banks, the Administrative Agent and the other holders of Guaranteed Borrowing Subsidiary Obligations, on the other hand, the obligations of each Obligor guaranteed under this Article IX may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 7.01 for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Obligor or otherwise) preventing such declaration as against such Obligor and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Obligor) shall forthwith become due and payable by the Company for purposes of this Article IX.

SECTION 9.05.  Marshaling; Reinstatement.  None of the Lenders, the Issuing Banks, the Administrative Agent or any other holder of Guaranteed Borrowing Subsidiary Obligations, or any Person acting for or on behalf of any of the foregoing, shall have any obligation to marshal any assets in favor of the Company or against or in payment of any or all of the Guaranteed Borrowing Subsidiary Obligations.  If the Company or any Obligor makes a payment or payments to any Lender, any Issuing Bank, the Administrative Agent or any other holder of any Guaranteed Borrowing Subsidiary Obligation, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, the Company or any other Person, or their respective estates, trustees, receivers or any other party, including the Company, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Borrowing Subsidiary Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

SECTION 9.06.  Subrogation.  Until the Termination Date, the Company shall not exercise any right of subrogation with respect to the Guaranteed Borrowing Subsidiary Obligations, and hereby waives, to the extent permitted by applicable law, any right to enforce any remedy which the Administrative Agent, the Lenders, the Issuing Banks or any other holder of any Guaranteed Borrowing Subsidiary Obligations now has or may hereafter have against the Company, any endorser or any other guarantor of all or any part of the Guaranteed Borrowing Subsidiary Obligations, and the Company hereby waives, to the extent permitted by applicable law, any other liability of any Obligor to the Administrative Agent, the Lenders, the Issuing Banks and/or any other holder of any Guaranteed Borrowing Subsidiary Obligations.

SECTION 9.07.  Termination Date.  Subject to Section 9.05, this Parent Guarantee shall continue in effect until the Termination Date.

ARTICLE X

Miscellaneous

SECTION 10.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)  if to the Company or any Borrowing Subsidiary, as set forth in Schedule 10.01;

(ii)  if to the Administrative Agent, as set forth in Schedule 10.01;

(iii)  if to the Swingline Lender, as set forth in Schedule 10.01;

(iv)  if to any Issuing Bank, to it at its address (or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Company (or, in the absence of any such notice, to the address (or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(v)  if to any Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices delivered through email or other electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b)  Notices and other communications to the Administrative Agent, the Lenders and the Issuing Banks hereunder may be delivered or furnished, in addition to email, by other electronic communications (including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by such electronic communication. Any notices or other communications to the Administrative Agent may be delivered or furnished, in addition to email, by other electronic communications pursuant to procedures approved in advance by it; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to a Platform shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any change by a Lender, by notice to the Company and the Administrative Agent).

(d)  The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for damages of any kind (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform except, in the case of direct damages of any Loan Party (but not any indirect, special, incidental or consequential damages), to the extent arising from the Administrative Agent’s or such Related Party’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.  The Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform.

SECTION 10.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing may have had notice or knowledge of such Default at the time.

(b)  Except as provided in paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties that are parties thereto (or, in the case of any Borrowing Subsidiary, by the Company on its behalf), in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (other than as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio”), without the written consent of each Lender directly and adversely affected thereby (other than any waiver of any default interest applicable pursuant to Section 2.10(d)), (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.07, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any principal, interest or fees payable under any Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments or payment waterfall required thereby without the written consent of each Lender, (v) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of any

Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), provided that, with the consent of the Required Lenders, the provisions of this paragraph and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans), (vi) change the currency of any Loan of any Lender without the written consent of such Lender, or add any new currency as an Alternative Currency without the written consent of each Revolving Lender, (vii) release (including by limiting liability in respect thereof) the Company from its obligations under the Parent Guarantee without the written consent of each Revolving Lender, (viii) release (including by limiting liability in respect thereof) all or substantially all of the value of the Guarantees created under the Guarantee Agreement without the written consent of each Lender (except as expressly provided in Section 10.14), it being understood that an amendment or other modification of the type of obligations guaranteed under the Guarantee Agreement shall not be deemed to be a release of any Guarantee thereunder, or (ix) change any provisions of this Agreement in a manner that by its express terms adversely affects the rights in respect of payments of, or the conditions precedent to extensions of credit by, Lenders of any Class differently than those of any other Class, without the written consent of Lenders representing a Majority in Interest of each differently affected Class; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)  Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:

(i)  any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii)  no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;

(iii)  in the case of any amendment, waiver or other modification referred to in the first proviso of paragraph (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(iv)  any amendment, waiver or other modification of this Agreement or any other Loan Document that by its express terms affects the rights or duties hereunder or thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company, the Administrative Agent and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time;

(v)  this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.11(b), 2.18, 2.19(i), 2.19(j) and 2.20(d) and the definition of “LC Commitment”, as such term is used in reference to any Issuing Bank, may be modified as contemplated by the definition of such term;

(vi)  this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.21 and, in connection with any Borrowing Subsidiary becoming a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith;

(vii)  an amendment to this Agreement contemplated by the last sentence of the penultimate paragraph of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders; and

(viii)  the Administrative Agent may, without the consent of any Lender, Issuing Bank or other holder of any Obligations, (A) consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or any other Loan Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Guarantee Requirement” or (B) amend, waive or otherwise modify any provision in the Guarantee Agreement, or consent to a departure by any Loan Party therefrom, to the extent the Administrative Agent determines that such amendment, waiver, other modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement.

(d)  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.  (a) The Company shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (including the English counsel referred to in Section 2.21(a)), in each case, for the Administrative Agent, the Arrangers and their Affiliates taken as a whole (which may be a single local counsel acting in multiple jurisdictions)), in connection with the preparation, execution and delivery of the Commitment Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders, taken as a whole), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, the Managing Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Indemnitees, taken as a whole and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of primary counsel and, if reasonably necessary, another firm of local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for all affected Indemnitees taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances at, under, on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary of any of them), or any other Environmental Liability related in any way to the Company, any Subsidiary (or Person that was formerly a Subsidiary of any of them), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (2) a material breach of the obligations of such Indemnitee or its Related Parties under this Agreement or (B) arise from any dispute among the Indemnitees, other than any claim, litigation, investigation or proceeding against the Administrative Agent, any Arranger, the Syndication Agent, the Managing Agent or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Borrowers or any of their Affiliates.  Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Company to such Indemnitee under this paragraph for any losses, claims, damages, penalties, liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph (b).  This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)  To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Revolving Loans, unused Revolving Commitments and Term Loans at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).

(d)  To the fullest extent permitted by applicable law, no Borrower shall assert, or permit any of its Affiliates or Related Parties to assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  To the fullest extent permitted by applicable law, the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders, the Syndication Agent and the Managing Agent shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each of them hereby waives, any claim against the Loan Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Loan Parties’ indemnity and reimbursement obligations set forth in this Section or any other Loan Document, including such indemnity and reimbursement obligations with respect to any special, indirect, consequential or punitive damages arising out of, in connection with or as a result of any claim, litigation, investigation or proceeding brought against any Indemnitee by any third party.

(f)  All amounts due under this Section shall be payable within 30 days after written demand therefor (together with, in the case of paragraph (a) or (b) of this Section, reasonable backup documentation supporting such demand).

SECTION 10.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as expressly permitted by Section 6.03 with respect to any Borrowing Subsidiary, neither the Company nor any Borrowing Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agent, the Managing Agent and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Notwithstanding anything herein to the contrary, no sale, assignment, novation, transfer or delegation by any Lender of any of its rights or obligations under this Agreement or any other Loan Document shall, or shall be deemed, to extinguish any of the rights, benefits or privileges afforded by any Guarantee created under the Loan Documents for the benefit of such Lender in relation to such of its rights or obligations, and all such rights, benefits and privileges shall continue to accrue, to the full extent thereof, for the benefit of the assignee, transferee or delegee of such Lender in connection with each such sale, assignment, novation, transfer and delegation.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)  the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default pursuant to Section 7.01(a) or 7.01(h) shall have occurred and be continuing; provided further, in each case, that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required with respect to assignments to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  in the case of any assignment of all or a portion of any Lender’s Revolving Commitment or, as applicable, LC Exposure or Swingline Exposure, each Issuing Bank and each Swingline Lender.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that (1) no such consent of the Company shall be required if an Event of Default pursuant to Section 7.01(a) or 7.01(h) has occurred and is continuing and (2) the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of US$3,500, provided that (x) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (y) such processing and recordation fee may be waived by the Administrative Agent in its sole discretion; and

(D)  the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including US (Federal or State) and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 9.05, 10.03 and 10.18); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).

(iv)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.  The Administrative Agent shall have no responsibility or liability for an assignment to a Person that is not an Eligible Assignee.

(c)  (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant or requires the approval of all the Lenders (or all the Lenders of the applicable Class).  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) shall be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(c) as though it were a Lender.

(ii)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(d)  Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Arrangers, the Syndication Agent, the Managing Agent, the Issuing Banks, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect until the Termination Date.  The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 9.05, 10.03, 10.18 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Letters of Credit and the Commitments, the resignation and/or replacement of the Administrative Agent, or the termination of this Agreement or any provision hereof.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (other than for purposes of the Sections set forth in the immediately preceding sentence), and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.19(d) or 2.19(f).

SECTION 10.06.  Counterparts; Integration; Effectiveness; Electronic Execution.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of the Commitment Letter or the Fee Letters that by their terms survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)  Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or relating to this Agreement, any other Loan Document or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to agree to accept Electronic Signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.  Without limiting the generality of the foregoing, (i) to the extent the Administrative Agent and the Company have agreed to accept any Electronic Signature, the Administrative Agent and the Lenders, the Issuing Banks, the Company and each other Loan Party shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Administrative Agent, any Lender, any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, the Company or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks, the Company and the other Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page or any electronic images of this Agreement, any other Loan Document or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each of the Administrative Agent, the Lenders, the Issuing Banks, the Company and the other Loan Parties may, at its option, create one or more copies of this Agreement, any other Loan Document and any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against the Administrative Agent, any Lender, any Issuing Bank, the Company or any other Loan Party for any losses, claims, damages or liabilities arising solely from the Administrative Agent’s and/or any Lender’s, any Issuing Bank’s, the Company’s or any other Loan Party’s reliance on or use of Electronic Signatures or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages or liabilities arising as a result of the failure of the Administrative Agent, any Lender, any Issuing Bank, the Company or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each Affiliate of any of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank or by such an Affiliate to or for the credit or the account of the Company or any Borrowing Subsidiary against any of and all the obligations then due of the Company or any Borrowing Subsidiary now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of the Company or such Borrowing Subsidiary are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have.  Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.  Notwithstanding anything to the contrary in this Agreement, in no event will any deposits or other amounts at any time held or other obligations at any time owing by any Lender or Issuing Bank or any of their respective Affiliates to or for the account of any Foreign Borrowing Subsidiary be set off and applied against any obligations under this Agreement of the Company or any Domestic Borrowing Subsidiary.

SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York; provided that (i) the interpretation of the definition of “Business Material Adverse Effect” (as defined in the CUSIP Acquisition Agreement) and/or whether or not a Business Material Adverse Effect has occurred or exists, (ii) the determination of the accuracy of any Specified CUSIP Acquisition Agreement Representations and whether as a result of any breach thereof the Company has the right to terminate its obligations under the CUSIP Acquisition Agreement or to decline to consummate the CUSIP Acquisition, in each case in accordance with the CUSIP Acquisition Agreement and (iii) the determination of whether the CUSIP Acquisition has been consummated in all material respects in accordance with the terms of the CUSIP Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and, subject to the final sentence of this Section, each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court.  Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any Foreign Borrowing Subsidiary or any of its properties in the court of the jurisdiction of organization of such Foreign Borrowing Subsidiary.

(c)  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)  Each Borrowing Subsidiary hereby irrevocably designates, appoints and empowers the Company, and the Company hereby accepts such appointment, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.  Such service may be made by mailing or delivering a copy of such process to any Borrowing Subsidiary in care of the Company at the Company’s address used for purposes of giving notices under Section 10.01, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Company to accept such service on its behalf.

(f)  In the event any Foreign Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Foreign Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 10.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially the same as those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on any Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and their respective obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Document, provided that such information is limited to the information about this Agreement and the other Loan Documents, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by the Administrative Agent, such Lender, such Issuing Bank or such Affiliate to be prohibited from disclosing such Information to such Persons by a legal, contractual, or fiduciary obligation to the Company or any Subsidiary.  For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or any Arranger, such Persons may disclose Information as provided in this Section.

SECTION 10.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the

“Interest Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Interest Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Interest Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Interest Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14.  Concerning Subsidiary Guarantors.  (a) Notwithstanding anything herein to the contrary, but subject to Section 5.09, the Company may (but is not required to) cause any of its Subsidiaries to become a Subsidiary Guarantor by causing the Guarantee Requirement to be satisfied with respect to such Subsidiary; provided that, in the case of any Foreign Subsidiary, the jurisdiction of organization thereof shall be reasonably satisfactory to the Administrative Agent (with such determination to be made based solely on whether (i) as a result thereof the Lenders or the Administrative Agent shall (x) be subject to any reporting or registration requirements, (y) be exposed to any potential liability as a result of a Guarantee from such Subsidiary or (z) be exposed to any adverse Tax consequences and (ii) such Guarantee will be full and unconditional and enforceable at least to the same extent as the Guarantees by the Domestic Subsidiaries).

(b)  Subject to Section 2.04 of the Guarantee Agreement, the Guarantees made under the Guarantee Agreement shall automatically terminate and be released, and each Subsidiary Guarantor shall automatically be released from its obligations thereunder, upon the occurrence of the Termination Date.

(c)  The Guarantees made under the Guarantee Agreement shall automatically terminate and be released and each Subsidiary Guarantor shall automatically be released from its obligations thereunder, in each case, upon the occurrence of an Investment Grade Event.

(d)  A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents (and any Guarantee made by it under the Guarantee Agreement shall automatically terminate and be released) (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise, (ii) if any Subsidiary Guarantor qualifies as an Excluded Subsidiary (other than as a result of any transaction not permitted hereunder); provided that if such Subsidiary Guarantor qualifies as an Excluded Subsidiary pursuant to clause (b) of the definition thereof, such Subsidiary Guarantor so qualifies as a result of a bona fide transaction not undertaken for the primary purpose of obtaining the release of such Subsidiary Guarantor from its obligations under the Loan Documents and (iii) in the case of any Subsidiary that became a Subsidiary Guarantor at the election of the Company pursuant to paragraph (a) of this Section and only so long as (x) if such release occurs during a Non-Investment Grade Covenant Period, such Subsidiary is an Excluded Subsidiary and (y) no Event of Default shall have occurred and be continuing or would result therefrom, upon written request of such release made by the Company to the Administrative Agent.

(e)  In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense,

all documents (in form and substance reasonably satisfactory to the Administrative Agent) that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.  Each holder of any Obligations irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.

SECTION 10.15.  USA PATRIOT Act and Beneficial Ownership Regulation Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 10.16.  No Fiduciary Relationship.  Each Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.17.  Non-Public Information.  (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.

(b)  The Borrowers and each Lender acknowledge that, if information furnished by or on behalf of any Borrower or any other Loan Party pursuant to or in connection with this Agreement or any other Loan Document is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative

Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives.

SECTION 10.18.  Conversion of Currencies.  (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including each Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Borrower in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.

SECTION 10.19.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-in Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.20.  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging

Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FACTSET RESEARCH SYSTEMS INC.

By:	/s/ Linda Huber
Name: Linda Huber
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender, an Issuing Bank, the Swingline Lender and the Administrative Agent

By:	/s/ Robert Novak
Name: Robert Novak
Title: Senior Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Timothy J. Waltman
Name: Timothy J. Waltman
Title: Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President #23310

[Signature Page to Credit Agreement]